Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of November 30, 2007

among

UNITED BENEFITS & PENSION SERVICES, INC.,

UBPS ACQUISITION SUB, INC.,

ASSOCIATED THIRD PARTY ADMINISTRATORS

and

CERTAIN STOCKHOLDERS OF ASSOCIATED THIRD PARTY ADMINISTRATORS

i

4.19	Litigation and Claims	27
4.20	Governmental Permits; Compliance with Laws.	27
4.21	Environmental Matters	28
4.22	Employee Plans.	29
4.23	Forecasts and Projections	31
4.24	No Finder	31
4.25	Certain Business Practices	32
4.26	Accounts Receivable	32
4.27	Major Customers	32
4.28	Service Warranties	33
4.29	Bank Accounts	33
4.30	Information Supplied	33
4.31	Disclosure	33

Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
5.1	Organization; Good Standing	33
5.2	Authority; Execution and Delivery; Enforceability	33
5.3	Non-Contravention	34
5.4	Consents and Approvals	34
5.5	Merger Consideration	34
5.6	Litigation and Claims	34
5.7	Capitalization	34
5.8	No Finder	35

Article VI. ACTION PRIOR TO THE CLOSING DATE		35
6.1	Conduct of Business.	35
6.2	Notification of Certain Matters	38
6.3	Access	38
6.4	Standstill	39
6.5	Monthly Reports	39
6.6	Notice of Litigation	39
6.7	Fulfillment of Conditions to Parent’s Obligations	39
6.8	Fulfillment of Conditions to Company’s Obligations	40
6.9	Company Stockholder Approval.	40
6.10	Governmental Consents.	40
6.11	Third Party Consents	40
6.12	Publicity	41

Article VII. OTHER AGREEMENTS OF THE PARTIES		41
7.1	Confidentiality.	41
7.2	Further Assurances	41
7.3	Conveyance Taxes	41
7.4	Other Related Transactions	42
7.5	Pre-Closing Tax Returns	42

Article VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		42
8.1	Representations and Warranties	42

8.2	Performance	42
8.3	No Material Adverse Effect	42
8.4	Certificates	43
8.5	No Injunction	43
8.6	Government Approvals	43
8.7	Merger	43
8.8	Third Party Consents	43
8.9	Resignations	43
8.10	Releases	43
8.11	Liens	43
8.12	Change in the Law	43
8.13	Escrow Agreements	44
8.14	Consulting Agreement	44
8.15	Noncompetition Agreements	44
8.16	Shareholder Agreement	44
8.17	Certificates and Instruments of Conveyance	44
8.18	Investment Representation Letter	44
8.19	Employment Agreements	44
8.20	Indebtedness	44
8.21	Financing	44
8.22	Good Standing	44
8.23	Insurance	45
8.24	Company Benefit Plans	45
8.25	Opinion of Counsel	45

Article IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		45
9.1	Representations and Warranties	45
9.2	Performance	45
9.3	Certificates	45
9.4	No Injunction	45
9.5	Government Approvals	45
9.6	Third Party Consents	46
9.7	Merger Consideration	46
9.8	Good Standing	46

Article X. INDEMNIFICATION		46
10.1	Survival	46
10.2	Indemnification by Company Stockholders	46
10.3	Indemnification by Parent	47
10.4	Limitations on Indemnification; Escrow Amounts	47
10.5	Interest	48
10.6	Tax Treatment of Indemnity Payments	48
10.7	Notice of Claims	48
10.8	Third Party Claims	48
10.9	Effect of Investigation	49

Article XI. TERMINATION		49
11.1	Termination	49

11.2	Effects of Termination	50

Article XII. MISCELLANEOUS		50
12.1	Expenses of the Transaction	50
12.2	Notices	51
12.3	No Modification Except in Writing	52
12.4	Entire Agreement	52
12.5	Severability	52
12.6	Assignment	52
12.7	Governing Law.	52
12.8	Specific Performance	53
12.9	Headings; References	53
12.10	Interpretation	53
12.11	No Third Party Beneficiaries; No Provision Hereof Shall Be Construed to Amend Company Plans	53
12.12	Counterparts and Facsimile Signatures	54
12.13	Stockholders’ Representative	54

APPENDICES

APPENDIX A. DEFINITIONS
EXHIBITS

CALIFORNIA CERTIFICATE	EXHIBIT 1

LOST CERTIFICATE AFFIDAVIT	EXHIBIT 2

ALLOCATION OF MERGER CONSIDERATION	EXHIBIT 3

RELEASE	EXHIBIT 4

CONSULTING AGREEMENT	EXHIBIT 5

REVENUE ESCROW AGREEMENT	EXHIBIT 6

CLIENT ESCROW AGREEMENT	EXHIBIT 7

NONCOMPETITION AGREEMENT	EXHIBIT 8

INVESTMENT REPRESENTATION LETTER	EXHIBIT 9

EMPLOYMENT AGREEMENT	EXHIBIT 10

TOTAL COST PER HOUR CALCULATION	EXHIBIT 11

FORM OF LEGAL OPINION	EXHIBIT 12

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of November 30, 2007, among United Benefit Pension Services, Inc., a Delaware corporation (“Parent”), UBPS Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Associated Third Party Administrators, a California corporation (the “Company”) and John Sweeney, Tom Weston, David Krier, Michael Schumacher, Robert Glaza, Peter Herrling, James Vernor and Michael McCormick (the “Principal Stockholders”).

WITNESSETH:

WHEREAS, the parties desire that the Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of California (“California Law”), merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the stockholders of the Company (the “Company Stockholders”), and is in the best interests of the Company Stockholders, and (ii) approved and adopted this Agreement, the consummation of the transactions contemplated hereby, and the execution and delivery of this Agreement by the Company;

WHEREAS, as soon as practicable following the execution of this Agreement, the Company will hold a meeting, or obtain the unanimous written consent, of the Company Stockholders to approve and adopt this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, terms used in this Agreement and not otherwise defined in this Agreement are defined in Appendix A hereto.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.

MERGER; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions set forth in Articles VII and VIII hereof, and in accordance with California Law, (a) at the Effective Time, the Merger Sub shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 The Closing. The closing (the “Closing”) of the transactions contained in this Article I shall take place at 10:00 A.M., Eastern Time, on the second Business Day after all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time or such other date as Parent and the Company may agree in writing, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York (hereinafter, such date is referred to as the “Closing Date” and such time on the Closing Date is referred to as the “Closing Time”). On the Closing Date, Parent, the Merger Sub and the Company shall cause the Merger to be consummated by filing an officer’s certificate and a short-form merger agreement with the Secretary of State of the State of California, in the form attached hereto as Exhibit 1 (the “California Certificate”), and executed in accordance with the relevant provisions of California Law. The term “Effective Time” means the date and time of the filing of the California Certificate with the Secretary of State of the State of California (or such later time as may be agreed by Parent and the Company and specified in the California Certificate in accordance with California Law).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the California Certificate and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Corporation, as amended by the California Certificate. The name of the Surviving Corporation shall continue to be the name of the Company at and after the Effective Time.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with California Law, the Articles Incorporation of the Surviving Corporation and such Bylaws.

1.5 Directors and Officers. At the Closing, the directors of the Company immediately prior to the Closing shall resign, and the Board of Directors of the Company will be comprised of one individual designated by Parent’s stockholders. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, except that Tom Weston will resign as President and Chief Executive Officer of the Company as of the Effective Time and Richard Stierwalt shall be elected as President and Chief Executive Officer of the Company as of the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II.

CONVERSION OF SECURITIES

2.1 Conversion of Securities.

(a) Common Stock. At the Closing, each certificate or certificates representing all of the issued and outstanding shares of Company Common Stock (each, a “Certificate”) immediately prior to the Effective Time (other than any Dissenting Shares) will be surrendered and delivered to Parent, accompanied by stock powers duly executed in blank by each of the Company Stockholders and any other assignment and transfer documents reasonably requested by Parent (the “Transfer Documents”). At the Effective Time, each such share of Company Common Stock will be converted into the right to receive a portion of the Merger Consideration described in Section 2.3(b). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the respective portion of the Merger Consideration therefor upon the surrender of such Certificate in accordance with Sections 2.1 and 2.3.

(b) Treasury Stock. Each share of Company Common Stock or any other capital stock of the Company held in the treasury of the Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Stock of the Merger Sub. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Company Stockholder Indebtedness. On the date that is two Business Days prior to the Closing Date, the Company’s Chief Financial Officer shall deliver to Parent a complete and accurate list of all Indebtedness (including any and all accrued and unpaid interest, fees and/or other amounts thereon) owed to the Company by any Company Stockholder immediately prior to the Closing, and the Cash Consideration payable to any such Company Stockholder hereunder shall be reduced on a dollar-for-dollar basis to the extent of such Indebtedness (including all principal and accrued and unpaid interest, fees or any other amount thereon).

2.3 Rights in Common Stock; Merger Consideration.

(a) No Further Rights in Company Common Stock. After the Effective Time, holders of Company Common Stock outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or rightholders of the Company or the Surviving Corporation, other than (i) the rights to receive the applicable portions of the Merger Consideration (other than Dissenting Shares); (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under California Law; and (iii) rights under this Agreement.

(b) Merger Consideration. Subject to Sections 2.2, 2.3, 2.4 and 2.5, at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following amounts (the “Merger Consideration”), less the pro rata portions of Revenue Escrow Amount and the Client Escrow Amount, and less the pro rata reductions pursuant to Section 12.1, (i) for each share of Company Common Stock, 16.57367 shares of Parent Common Stock, which in the aggregate for all Company Stockholders shall not exceed 600,000 shares of Parent Common Stock (the “Stock Consideration”) and (ii) a cash payment equal to $372.90757 per share, which in the aggregate for all Company Stockholders shall not exceed $13,500,000 (the “Cash Consideration”). The Merger Consideration allocable to each Company Stockholder is set forth on Exhibit 3 hereto.

(c) Escrow Amounts. At the Effective Time, Parent shall deliver the Revenue Escrow Amount and the Client Escrow Amount to the Escrow Agent in accordance with the terms of the Revenue Escrow Agreement and the Client Escrow Agreement, respectively. Notwithstanding the foregoing, the Company acknowledges that, to the extent Parent does not have sufficient available cash at the Closing to deliver some or all of the Client Escrow Amount in cash to the Escrow Agent in accordance with the Client Escrow Agreement, Parent shall have the right to deliver to the Escrow Agent an interest-bearing senior subordinated promissory note (in form and substance reasonably acceptable to the Company) in the aggregate principal amount of such cash shortfall (the “Escrow Note”). The Escrow Note shall be secured by a first priority security interest on a number of shares of Parent Common Stock (rounded up to the nearest whole number) equal to the quotient of (i) the principal amount of the Escrow Note and (ii) $2.50. If Parent delivers the Escrow Note to the Escrow Agent, the principal amount thereof shall be reduced (and the security interest on proportionate number of shares of Parent Common Stock shall be released) thereafter by an amount equal to (a) the amount of the net proceeds received by Parent from any additional financing transactions pursuant the Private Placement which are consummated following the Closing Date, which amount shall be remitted by Parent to the Escrow Agent promptly after Parent’s receipt thereof and shall thereafter be held in escrow pursuant to the Client Escrow Agreement, and (b) the amount of any payments due to Parent from the Client Escrow Amount.

(d) No Liability. Neither Parent nor the Company shall be liable to any holder of any Certificate for any portion of the Merger Consideration delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

(e) Lost Instrument or Certificate Procedures. If an instrument or certificate evidencing equity securities of the Company held by a Company Stockholder has been lost, destroyed or mutilated, Parent will accept a certification of such Company Stockholder attesting that such loss, destruction or mutilation has occurred in lieu of receipt of the original instrument. A copy of a form of such certification is attached hereto as Exhibit 2.

2.4 Release of Revenue Escrow Amount.

(a) Within thirty (30) days following the completion of the Parent’s audited consolidated financial statements for the fiscal year ending April 30, 2008 (which shall be prepared in accordance with GAAP), Parent shall calculate the amount of Fiscal 2008 Revenues. As used herein, “Fiscal 2008 Revenues” shall mean, for the fiscal year ended April 30, 2008, the gross revenue of the Company (on a stand-alone basis), based on the amounts set forth in the Parent’s audited consolidated financial statements for the fiscal year ended April 30, 2008. Parent shall send written notice setting forth such amount to the Stockholders’ Representative.

(b) The calculation of Fiscal 2008 Revenues shall become final and binding upon the parties on the 30th day following delivery thereof, unless Stockholders’ Representative gives written notice of his disagreement with any such amounts or calculations (a “Notice of Disagreement”) to Parent prior to such date and all amounts and calculations with respect to Fiscal 2008 Revenues that are not the subject of a Notice of Disagreement shall become final and binding on such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the calculation of Fiscal 2008 Revenues not being calculated in accordance with this Section 2.4. If a Notice of Disagreement is received by Parent in a timely manner, then any amounts set forth on the calculation of Fiscal 2008 Revenues that are the subject of any such Notice of Disagreement shall become final and binding upon the Company and Parent on the earlier of (A) the date Stockholders’ Representative and Parent resolve in writing any differences they have with such amounts or calculations and (B) the date any such disputed amounts or calculations are finally resolved in accordance with Section 2.4(c) below.

(c) During the 30-day period following the delivery of a Notice of Disagreement, Stockholders’ Representative and Parent shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period, such differences have not been resolved, Stockholders’ Representative and Parent shall, within the subsequent 30-day period, submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.4, any and all matters that remain in dispute and were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be a nationally recognized U.S. independent public accounting firm as shall be agreed upon by the Stockholders’ Representative and Parent in writing. Stockholders’ Representative and Parent shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted on a timely basis to the Accounting Firm within 30 days of the receipt of such submission. The Accounting Firm’s decision shall be based solely on written submissions made on a timely basis by Stockholders’ Representative and Parent and their respective representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne by Parent and the Principal Stockholders in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(d) (i) If the final calculation of Fiscal 2008 Revenues provides that the amount of Fiscal 2008 Revenues is at least $47,205,022, then (subject to Section 10.4 and the terms of the Revenue Escrow Agreement) the Company Stockholders will be entitled to receive 100% of the balance of the Revenue Escrow Amount held in escrow pursuant to the Revenue Escrow Agreement (including any earnings thereon).

(ii) If the final calculation of Fiscal 2008 Revenues provides that the amount of Fiscal 2008 Revenues is at least $41,960,019 but less than $47,205,022, then (subject to Section 10.4 and the terms of the Revenue Escrow Agreement) the Company Stockholders will be entitled to receive the lesser of (x) the then-current balance of the Revenue Escrow Amount then held in escrow pursuant to the Revenue Escrow Agreement (including any earnings thereon) and (y) $500,000, and Parent will be entitled to receive the entire remaining balance of the Revenue Escrow Amount then held in escrow pursuant to the Revenue Escrow Agreement (including any earnings thereon) to the extent in excess of such amount.

(iii) If the final calculation of Fiscal 2008 Revenues provides that the amount of Fiscal 2008 Revenues is less than $41,960,019, then the Parent will be entitled to receive 100% of the then-current balance of the Revenue Escrow Amount then held in escrow pursuant to the Revenue Escrow Agreement (including any earnings thereon).

(e) Any amounts that are due under this Section 2.4 shall be paid exclusively from the balance of the Revenue Escrow Amount held in escrow pursuant to the Revenue Escrow Agreement (including any earnings thereon). Promptly following the completion of the final calculation of Fiscal 2008 Revenues, Parent and Stockholders’ Representative shall send joint written instructions to the Escrow Agent (in accordance with the terms of the Revenue Escrow Agreement) to disburse the applicable amounts from the Revenue Escrow Amount to the appropriate parties as set forth in Section 2.4(d).

(f) Notwithstanding the foregoing, but subject to Section 10.4 and the terms of the Revenue Escrow Agreement, an aggregate of $250,000 of the Revenue Escrow Amount shall be automatically paid to the Company Stockholders within ten (10) days following March 31, 2008.

(g) All payments to the Company Stockholders pursuant to this Section 2.4 shall be made in the same proportion as the Company Stockholders received the Merger Consideration as set forth on Exhibit 3.

2.5 Release of Client Escrow Amount.

(a) The Client Escrow Amount may be released to the parties pursuant to Sections 2.5(b) through (d) below and pursuant to Article X.

(b) Parent shall receive the amounts described in the following sentence in the event that any of the following Persons terminates the Company’s services for such Person effective prior to the second anniversary of the Effective Date: Operating Engineers, Southern California Laborers, Sheet Metal National Pension, Bay Area Painters and Automotive Industries (each, a “Key Client”). In the event of one or more such terminations, Parent shall be entitled to receive from the Client Escrow Amount a payment equal to the product of (x) $2,500,000 and (y) a fraction, of which (i) the numerator shall be the monthly average gross revenue (including reimbursed direct charges) received by the Company from the applicable Key Client(s) for each full calendar month commencing with January 2007 and ending with October 2007, and (ii) the denominator shall be the monthly average gross revenue (including reimbursed direct charges) received by the Company from Operating Engineers for each full calendar month commencing with January 2007 and ending with October 2007. For the avoidance of doubt, in the event of such termination by Operating Engineers prior to the second anniversary of the Effective Date, such payment shall be Parent's sole remedy, and Parent shall not be entitled to any additional recovery pursuant to Section 4.27 hereof.

(c)  In the event that the Company’s current renegotiation of collective bargaining agreements with the Subject Unions results in aggregate Total Cost Per Hour greater $13,171.03, Parent shall be entitled to receive from the Client Escrow Amount a payment equal to the product of (x) 1,872 (representing the product of 36 (the number of work hours per week) multiplied by 52 (the number of weeks in a year)) and (y) the amount by which the aggregate Total Cost Per Hour exceed $13,171.03. For the purposes of this Section 2.5(c), (i) the “Subject Unions” are UFCW Local 1546, Teamsters Local 856, OPEIU Local 3, OPEIU Local 29, OPEIU Local 537, OPEIU Local 11 and PCW Local 2348, and (ii) “Total Cost Per Hour” means the aggregate cost of class III wages, health and welfare benefits and pension benefits, on an hourly basis, for all members of the Subject Unions then employed by the Company, as calculated pursuant to Exhibit 11.

(d) Any amounts that are due under this Section 2.5 shall be paid exclusively from the then-current balance of the Client Escrow Amount then held in escrow pursuant to the Client Escrow Agreement (including any earnings thereon). Promptly following second anniversary of the Closing Date, Parent and Stockholders’ Representative shall send joint written instructions to the Escrow Agent (in accordance with the terms of the Client Escrow Agreement) to disburse the balance of the Client Escrow Amount to the Company Stockholders, provided, however that if the claim described in Section 10.2(d) hereof remains unresolved as of the second anniversary of the Closing Date, the balance of the Client Escrow Amount shall continue to be held in escrow pursuant to the Client Escrow Agreement until the earlier to occur of (i) the full and final resolution of such claim (including final resolution of any and all appeals related thereto) and (ii) the third anniversary of the Closing Date, and promptly following such occurrence, Parent and Stockholders’ Representative shall send joint written instructions to the Escrow Agent (in accordance with the terms of the Client Escrow Agreement) to disburse the balance of the Client Escrow Amount to the Company Stockholders. All payments to the Company Stockholders pursuant to this Section 2.5 shall be made in the same proportion as the Company Stockholders received the Merger Consideration as set forth on Exhibit 3.

2.6 Registration Rights. Following the Closing, if and to the extent that Richard Stierwalt receives the right to have some or all of the shares of Parent Common Stock owned by him (beneficially or of record), but excluding shares of Parent Common Stock purchased by Mr. Stierwalt in the Private Placement, registered under the Securities Act of 1933, as amended, then Parent shall use its best efforts to cause each Company Stockholder to receive the right to have such Company Stockholder’s Stock Consideration so registered, on terms and conditions, and subject to any restrictions, pari passu with those rights (if any) received by Mr. Stierwalt.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights for such shares of Company Common Stock in accordance with California Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 2.1, but the holders thereof shall only be entitled to such rights as are granted by California Law. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the Merger Consideration to be paid pursuant to Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.3, of the Certificates that formerly evidenced such shares.

(b) The Company shall give Parent (i) prompt notice of any demands for fair value of shares of Company Common Stock received by the Company prior to the Effective Time, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company prior to the Effective Time, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under California Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the fair value of shares of Company Common Stock or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder, severally but not jointly, hereby represents and warrants to Parent as to such Principal Stockholder as set forth below. Each Principal Stockholder acknowledges and confirms that Parent is relying upon such representations and warranties in entering into this Agreement and effecting the Merger. Each exception to such representations and warranties set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and, except as otherwise specifically stated with respect to such exceptions, relates only to such section.

3.1 Authority; Execution and Delivery; Enforceability. Each Principal Stockholder has the full power, authority and capacity to execute and deliver this Agreement, to perform such Principal Stockholder’s respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Stockholder and constitutes the legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.2 Non-Contravention. The execution and delivery of this Agreement by such Principal Stockholder does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not (or would not with the giving of notice or the passage of time):

(a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Principal Stockholder is a party or result in the termination or revocation of any authorization held by such Principal Stockholder or the Company;

(b) violate any Order or any Law affecting such Principal Stockholder; or

(c) result in the creation of any Lien on such Principal Stockholder’s shares of Company Common Stock.

3.3 Consents and Approvals. No consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including, without limitation, any Person who is a party to a Contract binding on or affecting the Company or the Subsidiary), is required to be obtained by or on behalf of such Principal Stockholder as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4 Title. Each Principal Stock holder has good and valid title to the shares of Company Common Stock to be converted by such Principal Stockholder into the Merger Consideration at the Closing, free and clear of all Liens. At the Closing, such Principal Stockholder will transfer legal and beneficial, good and valid title to each of the such shares, free and clear of all Liens. Such Principal Stockholder is not currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Parent and Merger Sub with respect to the acquisition of any of such shares.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND THE SUBSIDIARY

Subject to Section 8.1, the Company and each of the Principal Stockholders, jointly and severally, hereby represent and warrant to Parent as of the date hereof and as of the Closing Date (as if made on the Closing Date) as set forth below. The Company and each Principal Stockholder acknowledge and confirm that Parent is relying upon such representations and warranties in entering into this Agreement and effecting the Merger. Each exception to such representations and warranties set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and, except as otherwise specifically stated with respect to such exceptions, relates only to such section.

4.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of California. The Company has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed, registered or qualified to do business and is in good standing as a foreign corporation in all jurisdictions (each of which is listed in the Company Disclosure Letter) in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary.

4.2 Subsidiaries; Equity Interests.

(a) The Company has one direct or indirect subsidiary, Trust Benefits Online, LLC (the “Subsidiary”). The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Subsidiary has full power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign limited liability company in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary. Each jurisdiction in which the Subsidiary is qualified to do business is listed in the Company Disclosure Letter.

(b) Except as set forth in the Company Disclosure Letter, neither the Company nor the Subsidiary, directly or indirectly, owns, or holds any right to acquire, any capital stock or any security of or other equity interests in any Person. Neither the Company nor the Subsidiary is a participant in any joint venture, partnership or similar arrangement.

4.3 Authority; Execution and Delivery; Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Other than Company Stockholder Approval, the execution and delivery of this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Revenue Escrow Agreement or the Client Escrow Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by California Law. This Agreement and (when executed) the Revenue Escrow Agreement and the Client Escrow Agreement have been (or will be) duly executed and delivered by the Company, and each constitutes (or will, when executed, constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4 Non-Contravention. The execution and delivery of this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, will not (or would not with the giving of notice or the passage of time):

(a) except as set forth in the Company Disclosure Letter, constitute a default under or a violation or breach (with or without notice) of, or result in the acceleration of any obligation of the Company or the Subsidiary under, or change in any right or obligation of, the Company, the Subsidiary or any counterparty under, any provision of any Contract to which the Company or the Subsidiary is a party or result in the termination or revocation of any authorization held by the Company or the Subsidiary or necessary to the ownership of the Company or the Subsidiary or the operation of the business of the Company or the Subsidiary;

(b) violate any Order or any Law affecting the Company, the Subsidiary or their respective assets;

(c) violate or contravene the terms or provisions of the Articles of Incorporation, By-laws or similar formation or organizational documents of the Company or the Subsidiary; or

(d) result in the creation of any Lien on any of the assets of the Company or the Subsidiary.

4.5 Corporate Documents. The Company has delivered to Parent complete and correct copies of the Articles of Incorporation, By-laws and other organizational documents (including, without limitation, the certificate of formation, in the case of the Subsidiary) and stock transfer books of the Company and the Subsidiary. The Subsidiary has not adopted an operating agreement or similar Contract with respect to itself. The Company has delivered to Parent copies of all minute books and all other existing records of any meeting of the board of directors (and any committee thereof) or stockholders of the Company and the members and board of directors (or similar governing body) of the Subsidiary, which minute books and records are complete and correct in all material respects for all periods since May 1, 2002, and have been maintained in accordance with sound business practices. No meeting of the board of directors (or committee thereof) or stockholders of the Company or the members of the Subsidiary has occurred for which minutes have not been prepared and are not contained in such minute books.

4.6 Capitalization; Options. (a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 36,202 shares are issued and outstanding and held by the Company Stockholders in the amounts listed on the Company Disclosure Letter. Except as set forth in this Section 4.6(a), no shares of the Company’s capital stock are issued, outstanding or reserved for issuance.

(b) 100% of the aggregate limited liability company interests in the Subsidiary are owned beneficially and of record by the Company. There are no other classes of equity securities of the Subsidiary issued or outstanding, nor are any such equity securities reserved for issuance.

(c) All the outstanding shares of capital stock of the Company and interests in the Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to the Company’s capital stock are as set forth in the Company’s currently effective Articles of Incorporation, as amended, and in the Agreement with Respect to Stock, dated February 1, 1994, among the Company Stockholders, as amended. Except as set forth in this Section 4.6, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on the Company or the Subsidiary relating to any authorized and issued or unissued shares of capital stock of the Company or interests in the Subsidiary, or other instruments binding on the Company or the Subsidiary convertible into or exchangeable for such stock or interests, or which obligate the Company or the Subsidiary to seek authorization to issue additional equity securities or interests, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of the Company or interests of the Subsidiary were issued in violation of any applicable Laws.

4.7 Consents and Approvals. Except for the Company Stockholder Approval and as set forth in the Company Disclosure Letter, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including without limitation any Person who is a party to a Contract binding on or affecting the Company or the Subsidiary), is required to be obtained by or on behalf of the Company or the Subsidiary as the case may be, as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.8 Title to Assets.

(a) Except as set forth in the Company Disclosure Letter, the Company and the Subsidiary have good and valid title to all of the properties and assets (whether tangible or intangible) that they purport to own, free and clear of all Liens (other than Permitted Liens), including, without limitation, all of the tangible and intangible assets reflected on the interim unaudited balance sheet as of July 31, 2007 included in the Interim Financial Statements, other than assets disposed of since July 31, 2007 in the ordinary course of business consistent with past practice.

(b) Except as set forth in the Company Disclosure Letter, none of the Company Stockholders own any assets primarily used in or necessary to conduct the business of the Company or the Subsidiary.

(c) All of the tangible personal property of the Company and the Subsidiary has been maintained in accordance with generally accepted industry practice and is in good working order and condition, reasonable wear and tear excepted, and is suitable for the use to which they are being put. All of the leased personal property of the Company and the Subsidiary is in the condition required of such property by the terms of the lease applicable thereto during the relevant term of the lease. None of such tangible personal property is in need of maintenance or repairs, except as shown in the Company Disclosure Letter and except for ordinary routine maintenance and repairs that are not material in cost.

(d) Other than the Subsidiary Offer Letter, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether at law, by contract or otherwise) capable of becoming such, for the purchase or other acquisition from the Company or the Subsidiary of any of their assets other than in the ordinary course.

(e) The property and assets owned and leased by each of the Company and the Subsidiary include all rights, assets and property necessary for the conduct of the business of the Company and the Subsidiary after the Closing, substantially in the same manner as it was conducted prior to the Closing.

4.9 Real Property.

(a) The Company Disclosure Letter sets forth a true, complete and correct list of all real property and interests in real property leased by the Company or the Subsidiary (individually, a “Real Property Lease” and the real properties specified in such leases, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. There are no real properties or interests in real properties owned in any respect by the Company or the Subsidiary. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and the Subsidiary and which are necessary for the continued operation of such business by Parent as such business is currently conducted. The Company has delivered to Parent true, complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements thereto. No Person (other than the Company or the Subsidiary) has subleased or otherwise uses, possesses or occupies any of the premises covered by a Real Property Lease.

(b) Each Real Property Lease is in full force and effect, has not been amended and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiary and, to the Knowledge of the Company, of each other Person that is a party thereto. There is no, and neither the Company nor the Subsidiary has received written notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder which remains uncured. Neither the Company nor the Subsidiary has assigned or transferred all or any portion of its interests in any Real Property Lease. There are no disputes under any of the Real Property Leases in relation to the state of repair of the premises demised or otherwise. Each Real Property Lease has not been assigned or encumbered by the Company or the Subsidiary. All of the terms and conditions of the Real Property Leases, including the expiration dates, rentals payable, escalations, base periods, rights of set-off, options to renew and entitlement to parking, are accurately and fully set forth in the copies of the Real Property Leases provided or to be provided to Parent pursuant to the terms hereof. There are no letters or other documents signed by the Company or the Subsidiary or any previous tenant under each Real Property Lease waiving or releasing any of the tenant’s rights or making accommodations of any kind.

(c) No proceeding is pending or, to the Knowledge of the Company, threatened for the taking or condemnation of all or any portion of the Company Properties. There is no brokerage commission or finder’s fee due from the Company or the Subsidiary and unpaid with regard to any of the Company Properties, or which will become due at any time in the future with regard to any Company Properties.

(d) Except as set forth on the Company Disclosure Letter, the Company Properties and assets owned, leased or used by the Company or the Subsidiary in the operation of the Company Properties, including the walls, ceilings and other structural elements of any improvements erected on any part thereof and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Company’s and the Subsidiary’s business, and the Company Properties (including all buildings, fixtures and improvements thereon) are in good working order, repair and operating condition, ordinary wear and tear excepted, and have been maintained during occupancy by the Company and the Subsidiary, in accordance with generally accepted industry practices.

(e) Neither the Company nor the Subsidiary has received any written notice that any portion of any of the security deposits under the Real Property Leases has been applied or retained by the lessor or licensor or sublessor thereunder. Neither the Company nor the Subsidiary has, with respect to any Real Property Lease, (i) made, asserted or has any defense, set off or counterclaim, (ii) claimed or is entitled to “free” rent, rent concessions, rebates or rent abatements, (iii) questioned or disputed its share of any additional rent or other charges required to be paid under such Real Property Lease, or (iv) made rent payments in advance for more than one month. Neither the Company nor the Subsidiary has exercised any option granted to it under any such Real Property Lease to (A) cancel or terminate such Real Property Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. There are no written or oral promises, understandings or commitments between the Company or the Subsidiary, on the one hand, and each other Person that is a party to such Real Property Lease, on the other hand, other than those contained in such Real Property Lease.

(f) The Company Properties are fully serviced, including storm and sanitary sewers, water, gas, telephone and paved roads, all expenses and costs related thereto have been accounted for in accordance with GAAP and each of the said premises has free and unfettered access to and from said roads by existing entrances and exits without requiring any permit therefor from any Governmental Authority.

(g) Neither the Company nor the Subsidiary has received, nor does the Company have Knowledge of, any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of any of the Company Properties.

(h) As of the date hereof, neither the Company nor the Subsidiary has received, nor does the Company have Knowledge of: (a) any material violations (collectively, “Violations,” and individually, a “Violation”) of any Law, whether or not officially noted or issued, affecting any of the Company Properties, or (b) any condition relating to any of the Company Properties which, to the Knowledge of the Company, would constitute a Violation. Each of the Company Properties is in compliance in all material respects with any and all applicable Laws in any way pertinent of relating to the management or operation of all of the Company Properties.

4.10 Employment Related Agreements and Actions.

(a) The Company Disclosure Letter contains a complete and correct list of the directors and the officers of the Company and the Subsidiary.

(b) The Company Disclosure Letter contains a complete and correct list of all Contracts currently in effect with current or former employees, consultants, or independent contractors of the Company and the Subsidiary, in each case which provides for payments in excess of $50,000 per annum or $150,000 in the aggregate to any individual employee, consultant or independent contractor. The Company and the Subsidiary have delivered to Parent true, correct and complete copies of each such Contract and performed obligations required to be performed by them in all material respects, and are entitled to all benefits under and are not in default under, any such Contract, and each such Contract is in full force and effect, unamended, and, to the Knowledge of the Company, no other party to any such Contract is in default in any material respect thereunder. Except as set forth in the Company Disclosure Letter, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Subsidiary, or, to the Knowledge of the Company, by any other party to any such Contract.

(c) With respect to employees of the Company or the Subsidiary (“Employees”), except as set forth in the Company Disclosure Letter:

(i) other than pursuant to the collective bargaining agreements currently in effect and listed in the Company Disclosure Letter (a true and correct copy of each of which, with all amendments thereto, have been provided to Parent), none of the Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such Employees, and neither the Company nor the Subsidiary is a party to or has any obligation under any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any Employee;

(ii) there are no pending or, to the Knowledge of the Company, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any of the Employees;

(iii) to the Knowledge of the Company, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any of the Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of the Company threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred;

(iv) neither the Company nor the Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended, or any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened, against the Company or the Subsidiary;

(v) there are no controversies, claims, demands or grievances pending or, to the Knowledge of the Company, threatened between the Company or the Subsidiary and any of their respective Employees or any actual or claimed representative thereof;

(vi) the Company and the Subsidiary have at all times complied, and are in compliance, with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of taxes in connection with employment, and neither the Company nor the Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(vii) there are no claims, complaints or legal or administrative proceedings pending or threatened against the Company or the Subsidiary before any federal, state or municipal court or any other Governmental Authority involving or relating to any past or present Employees or applicants for employment of the Company or the Subsidiary, or relating to any acts, omissions or practices of the Company or the Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. Neither the Company nor the Subsidiary is a party to or bound by any Order respecting the employment or compensation of any Employees or prospective Employees, other than garnishments of employee wages obtained by third parties. There are no pending investigations or abatement orders and no citations issued within the past five years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company or the Subsidiary;

(viii) the Company and the Subsidiary have paid in full to all of the Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;

(ix) neither the Company nor the Subsidiary is closing, or since May 1, 2002, has closed any Facility, effectuated any layoffs of Employees or implemented any early retirement, separation or window program, nor has the Company or the Subsidiary planned or announced any such action or program for the future;

(x) the Company and the Subsidiary are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement or Law; and

(xi) there are no written or oral employment manuals, policies, plans, guides, handbooks or instruction booklets that set out any terms and or conditions of employment for any of the Employees. None of the Employees have any non-competition or non-solicitation or other restrictive covenant agreements other than with the Company or the Subsidiary.

4.11 Contracts.

(a) The Company Disclosure Letter contains a complete and correct list of all Contracts that involve payments by, or to, the Company and/or the Subsidiary, of more than $50,000 per annum or $150,000 in the aggregate and all Contracts without regard to dollar amount, or such lower amount expressly set forth, in the following categories (each, a “Material Contract”):

(i) partnership or joint venture Contracts or arrangements or any other agreements involving a sharing of revenue or profits;

(ii) Contracts restricting the Company or the Subsidiary from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company or the Subsidiary from hiring or soliciting any Person, or operating its assets at maximum capacity;

(iii) any collective bargaining agreements;

(iv) any non-competition agreements in favor of the Company or the Subsidiary (other than employment or consulting agreements);

(v) each Contract between the Company or the Subsidiary, on the one hand, and any Affiliate of the Company or the Subsidiary, on the other hand;

(vi) any Contracts for the sale or other disposition by the Company or the Subsidiary of any of its assets, or the acquisition by the Company or the Subsidiary of any assets, other than in the ordinary course of business, consistent with past practice;

(vii) any Contracts relating to the leasing or chartering of any assets of the Company to or from any third party, except those with annual payments not more than $50,000;

(viii) any Contract that (a) limits or contains restrictions on the ability of the Company or the Subsidiary to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company or the Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(ix) any Contract relating to Indebtedness incurred or accrued by, or credit provided to, the Company or the Subsidiary;

(x) any Contract of support, indemnification, guaranty, suretyship or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(xi) any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases which will not be satisfied at or prior to Closing;

(xii) each outstanding loan or advance made by the Company or the Subsidiary to any director, officer, employee, stockholder, partner or other Affiliate of the Company or the Subsidiary (other than any intercompany indebtedness reflected in the financial statements of the Company or the Subsidiary and any business-related advances to employees made in the ordinary course of business, consistent with past practice); and

(xiii) any Contract made out of the ordinary course of business and not consistent with past practice.

(b) Except as set forth in the Company Disclosure Letter, the Company and the Subsidiary have, with respect to all Material Contracts, delivered to Parent true, correct and complete copies thereof and have performed the obligations required to be performed by each of them as of the date hereof, and shall have performed the obligations required to be performed by each of them as of the Closing Date, and are entitled to all benefits under and is not in default under, any Material Contract, and each Material Contract is in full force and effect, unamended, and, to the Knowledge of the Company, no other party to any Material Contract is in default in any material respect under any Material Contract. Except as set forth in the Company Disclosure Letter, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Subsidiary, or, to the Knowledge of the Company, by any other party to any Material Contract. For purposes of this Section 4.11(b), representations that are qualified by Knowledge with respect to another party’s compliance shall be deemed not to include the Knowledge qualifier if such other party to the Material Contract is an Affiliate of the Company or the Subsidiary.

4.12 Intellectual Property.

(a) The term “Intellectual Property” means, collectively, all worldwide:

(i) inventions, designs and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether or not any of the foregoing are registered, filed or issued;

(ii) trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, all common law rights associated therewith, and all U.S. and foreign applications, registrations, and renewals in connection therewith;

(iii) copyrights (whether or not registered), and all U.S. and foreign registrations and applications for registration thereof, as well as rights to renew all such copyrights;

(iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, customer lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; and

(v) any and all other rights to existing and pending U.S. and foreign registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any and all of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing.

(b) The Company Disclosure Letter contains a true and complete list of all the Intellectual Property owned by the Company or the Subsidiary and/or used in connection with the Company’s or the Subsidiary’s business and/or in any product, technology or process (i) currently being or formerly published, marketed or used by the Company or the Subsidiary, and (ii) previously or currently under development for possible future publication, marketing or other use by the Company or the Subsidiary (the “Company Intellectual Property”), and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Intellectual Property within twelve (12) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and payments throughout the world. All of the issued patent, trademark and copyright registrations and applications arising from or relating to the Company Intellectual Property are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made, and the due dates specified on the Company Disclosure Letter are accurate and complete. All of the issued patent, trademark and copyright registrations and applications included in the Company Intellectual Property are enforceable, are in compliance with all formal legal requirements, and the Company has delivered correct and complete copies of the same, and the Company has made available for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing. The Company and the Subsidiary have all rights in the Company Intellectual Property necessary and sufficient to carry out the Company’s and the Subsidiary’s current and proposed activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Company Intellectual Property.

(c) The term “Licensed Intellectual Property” means Intellectual Property rightfully used by the Company and/or the Subsidiary pursuant to a valid license, sublicense, consent or other similar written agreement. The parties and date of each such agreement, other than shrink-wrap or click-wrap agreements for mass market off-the-shelf software programs, are set forth in the Company Disclosure Letter. The Company has delivered to Parent correct and complete copies of all license agreements with respect to Licensed Intellectual Property other than shrink-wrap or click-wrap agreements for mass market off-the-shelf software programs, and, as applicable, has made available for review correct and complete copies of all other written documentation evidencing that the Company and the Subsidiary have the necessary and sufficient rights in each and every of the foregoing.

(d) Neither the Company nor the Subsidiary has infringed upon or misappropriated any Intellectual Property rights or personal right of any Person anywhere in the world. No claims or notices (i) challenging the validity, enforceability, effectiveness or ownership by the Company or the Subsidiary of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or the Subsidiary infringes or will infringe on any Intellectual Property rights or personal right of any Person have been asserted or, to the Knowledge of the Company, are threatened by any Person, nor are there, to the Knowledge of the Company, any valid grounds for any bona fide claim of any such kind. To the Knowledge of the Company, there is and has been no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or Licensed Intellectual Property by any third party, employee or former employee.

(e) The Company and the Subsidiary are not, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will the Company or the Subsidiary be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which the Company or the Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any rights therein or thereto.

(f) Except as set forth in the Company Disclosure Letter, all of the Company Intellectual Property is free and clear of any and all Liens, and to the Knowledge of the Company, nothing shall interfere with the quiet enjoyment of the Company or the Subsidiary with respect to the Company Intellectual Property following consummation of the transactions contemplated hereby.

(g) The Company and the Subsidiary do not owe any royalties or other payments to third parties in respect of any of the Intellectual Property. All royalties or other payments set forth on the Company Disclosure Letters that have accrued prior to the Closing have been paid on or before the Closing. The Company and the Subsidiary will not owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.

(h) The Company and the Subsidiary have used their commercially reasonable efforts to regularly scan all software programs included among the Company Intellectual Property and Licensed Intellectual Property with “best in class” virus detection software. To the Knowledge of the Company, such software programs contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, trojan horse, backdoor, clock, timer, or other disabling device code, or any other design or routine which causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any unauthorized Person.

(i) The Company and the Subsidiary have implemented all reasonable steps consistent with “best” practices in the information systems industries in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. The Company Disclosure Letter sets forth: (i) each breach of security of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and the Subsidiary have taken to remedy such breach.

(j) The Company and the Subsidiary have taken and will continue to take all reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. The Company and the Subsidiary (or to the Knowledge of the Company, any other party) have not taken any action nor, to the Knowledge of the Company, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Parent, or its absolute ownership thereof.

(k) Neither the Company nor the Subsidiary has given to any Person an indemnity in connection with any Company Intellectual Property right, other than indemnities that, individually or in the aggregate, would not reasonably be expected to result in liability to the Company or the Subsidiary in excess of $50,000, except as otherwise disclosed in the Company Disclosure Letter.

4.13 Insurance.

(a) All property and assets of the Company and the Subsidiary are insured against loss or damage by all insurable hazards or risks on a replacement cost basis, subject to the deductibles in each applicable insurance policy. The Company Disclosure Letter contains a complete and correct list (together with their respective termination dates) of all policies of fire, casualty, general liability, product liability, business interruption, defamation, personal injury, property damage, workers’ compensation and all other forms of insurance carried by the Company and the Subsidiary or pursuant to which the Company or the Subsidiary is a named beneficiary or pursuant to which the business or properties of the Company or the Subsidiary is insured, complete and correct copies of which have been provided to Parent. All of such policies and any substantially equivalent replacement coverages are in full force and effect and no notice of cancellation or termination has been received with respect to such coverage, and such policies are for amounts and for coverages customary for businesses of the type and size of the Company. The Company or the Subsidiary has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since May 1, 2002 known to it which it believes is covered by any such insurance policy and has provided Parent with a copy of such claim.

(b) Except as set forth in the Company Disclosure Letter, the Company or the Subsidiary has notified the insurers of the Company and/or the Subsidiary of all claims known to them which are believed to be covered by insurance. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers’ requests for documentation and/or information. To the extent any claim has been denied by insurers, information concerning such claim is set forth in the Company Disclosure Letter.

(c) Except as set forth in the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, potential claims under insurance covering the Company and/or the Subsidiary.

4.14 Books and Records. Except as provided in Section 4.5, all accounting, financial and corporate Books and Records have been fully, properly and accurately kept and are complete in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon, or held by any means (including any electronic, mechanical or photographic process, whether computerized or not), which are not or will not be available to the Company in the ordinary course of its business after the Closing.

4.15 Financial Statements; Liabilities.

(a) The Company has provided to Parent the audited consolidated balance sheets of the Company and the Subsidiary as of, and the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and the Subsidiary for the fiscal years ended, April 30, 2005, 2006 and 2007, together with the notes thereto and the opinions of Marcum & Kliegman LLP thereon (collectively, the “Audited Financial Statements”, and with respect to the fiscal year ended April 30, 2007, the “Fiscal 2007 Audited Financial Statements”). The Audited Financial Statements have been prepared from the Books and Records of the Company and the Subsidiary, and present, fairly in all material respects, in conformity with GAAP, the assets, liabilities, income, losses, stockholders’ equity, financial condition, results of operations and cash flows of the Company and the Subsidiary on a consolidated basis for the periods and dates covered thereby.

(b) The Company has provided to Parent the consolidated balance sheets of the Company and the Subsidiary as of, and the related consolidated statements of operations, cash flows and stockholders’ equity, for the three months ended July 31, 2007 (the “Interim Financial Statements”). The Interim Financial Statements have been prepared from the Books and Records of the Company and the Subsidiary, and present fairly in all material respects, in conformity with GAAP, the assets, liabilities, income, losses, stockholders’ equity financial condition, results of operations and cash flows of the Company and the Subsidiary on a consolidated basis for the periods and dates covered thereby.

(c) Except as set forth in the Company Disclosure Letter, as of the date hereof, neither the Company nor the Subsidiary has any direct or indirect liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Interim Financial Statements, or reflected in any notes thereto or (ii) were incurred since July 31, 2007 in the ordinary course of business, consistent with past practice and the terms and conditions of this Agreement and are of the same character, type and magnitude as were incurred by the Company or the Subsidiary in the past. The reserves reflected in the Fiscal 2007 Audited Financial Statements and the Interim Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

(d) Except as set forth in the Company Disclosure Letter, as of the Closing Time, neither the Company nor the Subsidiary will have any direct or indirect liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations and contingencies that (i) have been reflected on or accrued or reserved against in the Interim Financial Statements, or reflected in any notes thereto, or (ii) were incurred since July 31, 2007 in the ordinary course of business consistent with past practice and the terms and conditions of this Agreement and are of the same character, type and magnitude as were incurred by the Company or the Subsidiary in the past. The reserves reflected in the Interim Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

4.16 Accounting Practices.

(a) The Company and the Subsidiary maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurances that: (i) transactions are executed with the authorization of the Company’s management; (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP and to maintain accountability for such assets; (iii) access to such assets is permitted only in accordance with the authorization of the Company’s management; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis in accordance with applicable Laws and local practices.

(b) Since May 1, 2004, neither the Company nor the Subsidiary has received or been under a duty to report (including any self reporting obligations) any non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or the Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Subsidiary has engaged in questionable accounting, reserving or auditing practices.

4.17 Tax Matters.

(a) The Company and the Subsidiary have:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii) duly and timely paid in full, or caused to be paid in full, in accordance with applicable Law, all Company Taxes due and payable,

(iii) properly accrued, in accordance with GAAP in the Fiscal 2007 Audited Financial Statements and the Interim Financial Statements, and have adequate reserves for the payment of, all Company Taxes that are or may become payable for all taxable periods or portions thereof covered thereby; and

(iv) will properly accrue, in accordance with GAAP using the same methodology as is used in preparing the Fiscal 2007 Audited Financial Statements and the Interim Financial Statements, and will have adequate reserves for the payment of, all Company Taxes that are or may become payable for all taxable periods or portions thereof from July 31, 2007 through the date hereof and the Closing Date, respectively.

(b) Except as set forth in the Company Disclosure Letter, (i) no Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return) under any Tax Law (other than for a group the common parent of which is the Company) with respect to Taxes for which the statute of limitations has not yet expired, (ii) neither the Company nor the Subsidiary has any liability for the Taxes of any person (other than the Company and the Subsidiary) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise, and (iii) neither the Company nor the Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any person under which the Company or the Subsidiary will have any continuing rights or obligations following the Closing Date.

(c) Except as set forth in the Company Disclosure Letter, (i) neither the Internal Revenue Service nor any foreign, state, local or other Governmental Authority is now asserting or, to the Knowledge of the Company, threatening to assert any deficiency or claim for Taxes, and (ii) no federal, state, local or foreign audits or other administrative proceedings are presently pending with regard to any Company Tax Returns or Company Taxes.

(d) The Company and the Subsidiary have complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, payroll and withholding Taxes).

(e) There is no Lien for any Tax upon any asset or property of the Company or the Subsidiary (except for any statutory Lien for any Tax not yet due).

(f) No jurisdiction where a Company Tax Return has not been filed has made or, to the Knowledge of the Company, threatened to make a claim for the filing of any Company Tax Return.

(g) Except as set forth in the Company Disclosure Letter, neither the Company nor the Subsidiary is a party to any agreement entered into with any Governmental Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) within the past three years in respect of Company Taxes or Company Tax Returns.

(h) Except as set forth in the Company Disclosure Letter, the federal income Tax Returns of the Company and the Subsidiary have been examined by and settled with the Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income Taxes due from the Company or the Subsidiary has expired, through such taxable years as are set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Company Taxes.

(i) Neither the Company nor the Subsidiary is, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(j) Neither the Company nor the Subsidiary has taken any action that is not in accordance with past practice that could defer a liability for Company Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(k) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of (a) a change in method of accounting for a taxable period ending on or before the Closing Date, (b) an installment sale, as defined in Section 453(b) of the Code made on or before the Closing Date, (c) an open transaction entered into on or before the Closing Date, (d) the receipt of a prepaid amount on or before the Closing Date, or (e) any intercompany transactions or any excess loss account described in the Treasury regulations promulgated under Section 1502 of the Code or any corresponding provisions of other applicable Law.

(l) None of the assets of the Company or the Subsidiary is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(m) Neither the Company nor the Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) Neither the Company nor the Subsidiary has participated in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 6707A(c)(2) of the Code.

(o) Neither the Company nor the Subsidiary (i) has agreed to or is required to make any adjustment under Section 481 of the Code that will require an adjustment to taxable income for any period following the Closing, (ii) has received written notification that the Internal Revenue Service is proposing any such adjustment, or (iii) has an application pending with the Internal Revenue Service requesting permission for any changes in methods of accounting.

(p) To the Knowledge of the Company, neither the Company nor the Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(q) The Company has not within the past three years received written notification from any U.S. federal or state Governmental Authority making or proposing any adjustment of Tax items of the Company or the Subsidiary pursuant to Section 482 of the Code.

(r) The Company has made available to Parent complete and correct copies of all U.S. federal and state income Tax Returns filed by the Company or the Subsidiary for the past three taxable years.

4.18 Absence of Certain Changes and Events. Since July 31, 2007, except as set forth in the Company Disclosure Letter, the Company and the Subsidiary have conducted their business in the ordinary course thereof consistent with past practice. Except as set forth in the Company Disclosure Letter, since July 31, 2007, with respect to the Company or the Subsidiary, as the case may be, there has not been any:

(a) change in the business, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, working capital, prospects, results of operations or financial condition of the business of the Company or the Subsidiary, or any event, condition or contingency (either individually or taken together) that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

(b) (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise), (B) sale or transfer of any property, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice and the terms and conditions of this Agreement and of the same character, type and magnitude as in the past;
(c) guarantee or any other assumption of the Indebtedness or other obligations of any Person;

(d) settlement or compromise of any Action if the amount of such settlement will not be paid in full prior to the Closing or which settlement or compromise involved equitable or injunctive relief (including specific performance) which will affect the Company or the Subsidiary after the Closing;

(e) instance of the Company or the Subsidiary permitting or allowing any of their respective properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien (other than a Permitted Lien);

(f) Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Governmental Authority;

(g) change in any method of accounting applied in the preparation of the Fiscal 2005 and 2006 Audited Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;

(h) any (i) increase in the compensation or fringe benefits of any present or former director, officer or employee of the Company or the Subsidiary (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) grant of any severance or termination pay to any present or former director, officer or employee of the Company or the Subsidiary, (iii) loan or advance of money or other property by the Company or the Subsidiary to any of their present or former directors, officers or employees or (iv) establishment, adoption, entrance into, amendment or termination of any Company Plan;

(i) change, termination or modification of any Material Contract;

(j) issuance or sale by the Company or the Subsidiary of any capital stock of the Company or the Subsidiary, or any security convertible into or exchangeable for, or any right exercisable to acquire, any shares of such capital stock;

(k) declaration, distribution or the setting aside for distribution of any property (including cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

(l) amendment, termination or waiver of any rights of material value to the Company or the Subsidiary;

(m) any material loss, damage or destruction, whether or not covered by insurance;

(n) material increase in the Company’s or the Subsidiary’s reserves for contingent liabilities;

(o) any Accounts Receivable or any portion thereof written off as uncollectible in amounts exceeding $50,000 in each instance or $150,000 in the aggregate;

(p) (i) disposal or lapse of any rights to the ownership or use of Company Intellectual Property, or (ii) disclosure to any Person (other than representatives of Parent or the Company) of any trade secret, formula, process, know-how or other Company Intellectual Property not theretofore a matter of public knowledge;

(q) making of any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or the making of aggregate capital expenditures and commitments in excess of $150,000 or additions to property, plant, equipment or intangible capital assets;

(r) making of any forward purchase commitment in excess of the requirements of the Company and the Subsidiary or at prices higher than the current market prices; or

(s) agreement, whether in writing or otherwise, to take any action described in this Section 4.18.

4.19 Litigation and Claims. Except as set forth in the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened or contemplated against or affecting the Company or the Subsidiary or any property or assets used by them or any of the Company’s capital stock, and there is no Action pending or, to the Knowledge of the Company, threatened or contemplated, against the Company or the Subsidiary affecting the propriety or validity of the transactions contemplated hereby. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a basis for the commencement of any Action by or against the Company or the Subsidiary. Except as set forth in the Company Disclosure Letter, neither the Company nor the Subsidiary is subject to or in default under or with respect to any Order.

4.20 Governmental Permits; Compliance with Laws.

(a) The Company and the Subsidiary own, hold or possess all Governmental Permits which are necessary to entitle them to own or lease, operate and use their assets and to carry on their business as currently conducted.

(b) The Company Disclosure Letter sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Company or the Subsidiary. Each such Governmental Permit is valid, subsisting and in good standing. Except as set forth on the Company Disclosure Letter, all such Governmental Permits are renewable by their terms or in the ordinary course of business without the need for the Company or the Subsidiary to comply with any special rules or procedures, agree to any materially different terms or conditions, or pay any amounts other than applicable filing fees. Except as set forth in the Company Disclosure Letter, (i) the Company and the Subsidiary have fulfilled and performed in all respects its obligations under each of such Governmental Permits, and (ii) no notice (or, to the Knowledge of the Company, no threat) of cancellation, of default or of any dispute concerning any such Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company, the Company or the Subsidiary.

(c) The Company and the Subsidiary have conducted their respective businesses in compliance, and are currently in compliance, in all material respects with all Laws which are applicable to their respective businesses.

4.21 Environmental Matters. Except as set forth in the Company Disclosure Letter:

(a) The Company and the Subsidiary, and the assets of the Company and the Subsidiary (including real property) are, and at all times have been, in compliance in all material respects with applicable Environmental Laws;

(b) Neither the Company nor the Subsidiary has caused or permitted a release of a Hazardous Substance to the Environment at any of the Facilities;

(c) There are no Environmental Conditions present at any Facility as a result of activities of the Company or the Subsidiary or any of their employees or agents, or as a result of activities of any other Person, in each case in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in material liability under or relating to Environmental Law;

(d) Neither the Company nor the Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation in any material respect of any applicable Environmental Law or in a manner that would reasonably be expected to result in material liability under or relating to Environmental Law;

(e) Neither the Company nor the Subsidiary is subject to any Actions, is subject to any Order or has received any notice or other communication from any Governmental Authority or the current or prior owner or operator of any of the Facilities or any other Person, in each case with respect to any actual or potential violation or failure in any material respect to comply with any Environmental Law or of any actual or threatened material obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the Knowledge of the Company, neither the Company nor the Subsidiary is threatened with any such Action, Order, notice or communication;

(f) Neither the Company nor the Subsidiary has been charged with or convicted of an offence for non-compliance with any Environmental Laws;

(g) No unbudgeted works or additional expenditure is required or planned in relation to the business of the Company or the Subsidiary or any of the Facilities to ensure compliance with any Environmental Law;

(h) Neither the Company nor the Subsidiary has specifically contractually assumed any material liability or obligation under or relating to Environmental Laws or Hazardous Substances; and

(i) There are no Environmental Reports in the custody or control of the Company or the Subsidiary relating to the Facilities, the business of the Company or the Subsidiary or activities of the Company or the Subsidiary that have not been delivered to Parent.

4.22 Employee Plans.

(a) The Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company or the Subsidiary has any present or future right to benefits or under which the Company or the Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." Except as set forth in the Company Disclosure letter, neither the Company nor the Subsidiary has any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to, or cause to exist any Company Plan (or any plan, program or arrangement which would be a Company Plan if in effect on the date hereof), (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or by the Code.

(b) With respect to each Company Plan that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA (a “Multiemployer Plan”), the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or the Subsidiary to their employees concerning the extent of the benefits provided under a Company Plan; (iv) all material correspondence to or from any governmental entity in the past three (3) years relating to any Company Plan; (v) all material communications relating to any established or proposed Company Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or its Subsidiaries; (vi) all prospectuses prepared in connection with each Company Plan; and (vii) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

(c) (i) Each Company Plan that is not a Multiemployer Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan that is not a Multiemployer Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or the Subsidiary, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan that is not a Multiemployer Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan that is not a Multiemployer Plan; (vi) no Company Plan that is not a Multiemployer Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable laws and neither the Company nor any member of the Company’s “Controlled Group” has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee (either individually or as part of a group) or any other person that such employee or other person would be provided with post-termination or retiree welfare benefits, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable laws; (vii) all awards, grants or bonuses made pursuant to any Company Plan have been, or will be, fully deductible to the Company or the Subsidiary notwithstanding the provisions of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder; (viii) except to the extent limited by applicable Law, each Company Plan that is not a Multiemployer Plan may be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms without liability to the Company or any member of the Company’s “Controlled Group” (other than ordinary administration expenses and any funding required to pay accrued and vested benefits in excess of plan assets), and (ix) each Company Plan which is subject to Code Section 409A has satisfied the requirements of Code Section 409A and has been established and administered in compliance with the requirements of Code Section 409A.

(d) With respect to each of the Company Plans that is not a Multiemployer Plan but is subject to Title IV of ERISA, the liability for accumulated benefit obligations of each such Company Plan, based on actuarial methods and assumptions indicated in the most recent actuarial reports, does not exceed the market value of plan assets by more than $1,200,000.

(e) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company, the Subsidiary or any member of their “Controlled Group” has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, the Subsidiary or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company, the Subsidiary or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

(f) With respect to any Company Plan that is not a Multiemployer Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions, and (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan that is not a Multiemployer Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein. There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any member of the Company’s “Controlled Group,” threatened by the Internal Revenue Service, the Department of Labor, or any similar governmental entity with respect to any Company Plan.

(g) The Company Disclosure Letter sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company or any member of the Company’s “Controlled Group” under each Company Plan that is a non-qualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any individual’s termination of employment) constitute an event under any Company Plan that will or may result in (A) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any member of the Company’s “Controlled Group” and (B) any payment, vesting of benefits or compensation or provision of benefits or compensation which could be characterized as or deemed to be a “parachute payment”, within the meaning of Code Section 280G(b)(2). There is no Company Plan, contract, plan or arrangement to which the Company (or any member of its Controlled Group) is a party or by which it is bound, that requires the Company (or any member of the its Controlled Group) to compensate any employee, former employee or any person providing services to the Company (or any member of its Controlled Group) for excise taxes paid pursuant to Code Section 4999 or for liability such employee, former employee or service provider incurs pursuant to Code Section 409A.

4.23 Forecasts and Projections. The forecasts and projections with respect to the future revenues, costs, expenses, earnings, capital requirements, cash flows and overall financial performance of the Company (the “Projections”), which have been delivered by Company to Parent or its representatives, have been prepared based on the good faith estimations and reasonable assumptions of the Company’s management and advisors and on the Company’s past performance, current obligations and bona fide prospects. Subject to the uncertainties and risks to which all such forecasts are subject generally, the Company has no reason to believe that any such assumptions were unreasonable at the time they were made.

4.24 No Finder. Except as set forth on the Company Disclosure Letter, neither the Company, the Subsidiary, any of the Company Stockholders nor any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

4.25 Certain Business Practices. No director, officer, member, agent, representative or employee of the Company or the Subsidiary (in their capacities as such) has, in a manner or to an extent which, individually or in the aggregate, has not been in material compliance with applicable Law: (a) used any Company or Subsidiary funds for contributions, gifts, entertainment or other expenses relating to political or union activity; or (b) made any other payment. To the Knowledge of the Company, no current officer or director of the Company or the Subsidiary (x) has been indicted for a criminal offence or convicted in a criminal proceeding, or is the named subject of a pending criminal proceeding (in each case, other than traffic violations and other minor offenses), (y) has been found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any Law (other than traffic violations and other minor offenses) where such judgment has not subsequently been reversed, suspended or vacated, or (z) is or has been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting him or her from engaging in any type of business practice.

4.26 Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Interim Financial Statements, or as set forth in the Company Disclosure Letter, all Accounts Receivable of the Company or the Subsidiary reflected therein and all Accounts Receivable that have arisen since July 31, 2007 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business and are fully collectable within 60 days of their accrual. The Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, except to the extent of the amount of the reserve for doubtful accounts reflected in the Interim Financial Statements or as set forth in the Company Disclosure Letter.

4.27 Major Customers. The Company Disclosure Letter lists, by dollar volume paid for the year ended April 30, 2007, all customers of the Company and the Subsidiary, taken as a whole, who purchased at least $100,000 in services (collectively, the “Major Customers”). The relationships of Company and the Subsidiary with the Major Customers are reasonable commercial working relationships and: (i) all amounts owing from the Major Customers, if not in dispute, which have been required to be paid as of the date hereof, have been paid in accordance with their respective terms and, if required to be paid as of the Closing, shall have been paid in accordance with their respective terms; (ii) none of the Major Customers (other than Printing Specialties and Paper Products Joint Employer and Union Health and Welfare Fund, General Employees Trust Fund, Portland Area UFCW Local 555 Employers Health Trust (claims processing services only) and Joint Labor Management Retain Trust (claims paying services only)) within the last twelve months has threatened to cancel, or otherwise terminate, the relationship of such Major Customer with the Company or the Subsidiary; and (iii) none of the Major Customers during the last twelve months has decreased materially, or threatened to decrease or limit materially, its relationship with the Company or the Subsidiary or, to the Knowledge of the Company, intends to decrease or limit materially its relationship with the Company or the Subsidiary. To the actual knowledge of the officers and directors of the Company, no Major Customer is or is expected to become, insolvent or to the actual knowledge of the officers and directors of the Company has claimed or is expected to claim, protection under applicable bankruptcy laws. Neither the Company nor the Subsidiary has given (or agreed to give) any discount, free services, rebate or other incentive to any customer of the Company or the Subsidiary in order to induce any such customer to accelerate the timing of orders to the Company or the Subsidiary.

4.28 Service Warranties. Except in the ordinary course of business or pursuant to applicable Laws, neither the Company nor the Subsidiary has furnished any warranty, guaranty and or other similar undertaking with respect to contractual performance. Neither the Company nor the Subsidiary has been notified of any material claims for, and to the Knowledge of the Company, there are no threatened material claims for, any warranty obligations relating to any of its services.

4.29 Bank Accounts. The Company Disclosure Letter sets forth a complete list of (i) all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company or the Subsidiary showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories, and (ii) the names of all Persons holding powers of attorney from the Company or the Subsidiary. True, correct and complete copies of all powers of attorney granted by the Company or the Subsidiary have been provided to Parent.

4.30 Information Supplied. None of the information relating to the Company, the Subsidiary or any of their respective properties, assets, liabilities or businesses supplied or to be supplied by or on behalf of the Company contains or will contain, as of the date supplied, or to be supplied any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.31 Disclosure. No representation or warranty by the Company or the Principal Stockholders in this Agreement and no statement contained in the Company Disclosure Letter or any document or other writing furnished or to be furnished to Parent pursuant to the provisions hereof, when considered with all others such documents or writings, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant, jointly and severally, to the Company and each Company Stockholder as set forth below:

5.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Authority; Execution and Delivery; Enforceability. Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Parent and Merger Sub to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (or would not with the giving of notice or the passage of time):

(a) constitute a violation or breach of the certificate of incorporation or the by-laws of Parent or Merger Sub;

(b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any material Contract or other instrument to which Parent or Merger Sub is a party or by which any of the assets of Parent or Merger Sub is bound; or

(c) assuming the consents described in Section 5.4 have been received, violate any Order or any Law affecting Parent or Merger Sub, or their respective assets.

5.4 Consents and Approvals. Subject to Closing the Private Placement, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained by or on behalf of Parent or Merger Sub in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Merger Consideration. The shares of Parent Common Stock included in the Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens and other restrictions on transfer (other than restrictions on transfer under applicable federal and state securities laws) and will not be subject to preemptive rights or rights of first refusal.

5.6 Litigation and Claims. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub with respect to the propriety or validity of the transactions contemplated hereby.

5.7 Capitalization. At the Closing, (a) the authorized capital stock of Parent will consist of 50,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, and at the Closing Parent will deliver a certificate to the Company which shall set forth the number of shares of Parent Common Stock which are then issued and outstanding or then reserved for issuance upon exercise of then-outstanding warrants, and (b) the authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, $0.0001 par value per share, all of which will be issued and outstanding and owned by Parent. Except as set forth in such certificate, at the Closing, no shares of Parent’s capital stock will be issued, outstanding or reserved for issuance. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, all of which shares are outstanding and are owned by Parent. All the outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. At the Closing, the rights, preferences, privileges and restrictions applicable to Parent’s capital stock will be as set forth in Parent’s Certificate of Incorporation as in effect on the Closing Date. Except as set forth in the Parent Disclosure Letter or in such certificate, at the Closing, there will be no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on Parent or Merger Sub relating to any authorized and issued or unissued shares of capital stock of Parent or Merger Sub, or other instruments binding on Parent or Merger Sub convertible into or exchangeable for such stock, or which obligate Parent or Merger Sub to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. At the Closing, none of the shares of capital stock of Parent or Merger Sub will have been issued in violation of any applicable Laws.

5.8 No Finder. Except as set forth in the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

ARTICLE VI.

ACTION PRIOR TO THE CLOSING DATE

From and after the execution of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Section 11.1):

6.1 Conduct of Business.

(a) The Company shall, and shall cause the Subsidiary to, except in connection with a Subsidiary Sale Transaction, (i) continue to conduct the business of the Company and the Subsidiary in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their books of account, records and files in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve the organization of the business of the Company and the Subsidiary intact and to retain the services of the employees of the Company and the Subsidiary and to preserve the goodwill of the suppliers and customers of the business of the Company and the Subsidiary, (iii) pay and perform all of the debts, obligations and liabilities of the Company and the Subsidiary as and when due and manage the working capital of the Company and the Subsidiary consistent with past practice; (iv) maintain all of their material assets in a manner consistent with past practices and not take any action adverse to the preservation of such material assets, (v) fully satisfy all obligations, on a timely basis, under each Company Plan, including, without limitation, all contribution obligations, and administer, operate and maintain each such Company Plan in accordance with its terms and all applicable Laws, including with respect to any Qualified Plan, the qualification requirements of the Code; (vi) comply in all material respects with all Laws applicable to the Company and the Subsidiary; (vii) insure and keep fully insured all business and properties of the Company and the Subsidiary, customarily insured by companies carrying on a similar business, but in no event to a lesser extent than existed prior to the execution of this Agreement; (viii) comply strictly and in all respects with the requirements of Environmental Laws and notify Parent immediately in the event of any release or discovery of any Hazardous Substance or contaminant at, upon, under, over or within any Company Property or any contiguous real property or any real property to which a contaminant could reasonably be anticipated to be released or in the event of an oil spill in the marine environment or of a situation necessitating the taking of measures to avoid oil pollution damage in the oil pollution environment, promptly forward to Parent copies of all Orders, notices, permits, applications or other communications and reports in connection with any release or the presence of any contaminant or any matters relating to Environmental Laws as they affect any Company Property; (ix) defend the title to and all of the Company’s and the Subsidiary’s rights in all of the material Company Intellectual Property; (x) prepare and file all Company Tax Returns required to be filed after the date hereof and on or before the Closing Date in a timely manner and in a manner consistent with prior years and applicable Tax Laws, and timely pay all Taxes shown thereon; (xi) pay, or establish adequate reserves for the payment of, all Taxes payable for taxable periods or portions thereof ending through the Closing Date, and (xii) conduct the business of the Company and the Subsidiary in such a manner that, on the Closing Date, the representations and warranties of the Company and the Principal Stockholders contained in this Agreement shall be true, correct and complete as if such representations and warranties were made on and as of such date.

(b) Notwithstanding Section 6.1(a) hereof, the Company shall not, and shall cause the Subsidiary not to, without the prior written consent of Parent:

(i) make any material change in the business or the operations of the Company or the Subsidiary, other than in connection with a Subsidiary Sale Transaction;

(ii)  (A) incur, pay or discharge any liability or obligation (absolute, accrued, contingent or otherwise), (B) sell or transfer any property, or (C) acquire or sell, lease, grant an interest in or dispose of any assets or businesses, in each case, other than in the ordinary course of business consistent with past practice and other than in connection with a Subsidiary Sale Transaction;

(iii) (A) guarantee or assume any other obligation of any Person, or (B) make any loan or advance to any Person (other than business-related advances to employees in the ordinary course of business, consistent with past practice and the terms and conditions of the Agreement and of the same character, type and magnitude as in the past);

(iv) waive any right of value owed to, cancel any debt owed to, or claims held by, the Company or the Subsidiary, except in the ordinary course of business consistent with past practice;

(v) settle or compromise any Action (other than an Action involving a claim for Taxes, which shall be governed by clause (vi) below), which amount of such settlement or compromise is not paid in full prior to the Closing or which settlement or compromise would have a continuing adverse impact on the business of the Company or the Subsidiary after the Closing;

(vi) (A) make or rescind any Tax election, (B) settle or compromise any Action relating to Taxes, (C) make a request for a written ruling of any Governmental Authority relating to Company Taxes, (D) enter into a written legally binding agreement with a Governmental Authority relating to Company Taxes, or (E) except as required by Law, change any of its methods of reporting income or deductions for federal income Tax purposes from those previously employed in the preparation of its federal income Tax Returns;

(vii)  make any change in the methods of accounting or accounting principles applied in the preparation of the financial statements of the Company or the Subsidiary (including, without limitation, the creation or modification of any reserves) other than a change which is required by reason of a concurrent change in Law or GAAP;

(viii) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of the Company or the Subsidiary (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay to any present or former director, officer or employee of the Company or the Subsidiary, (iii) loan or advance (except for business expenses in the ordinary course of business) any money or other property to any present or former director, officer or employee of the Company or the Subsidiary or (iv) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;

(ix) amend, modify, terminate or breach any Material Contract, or enter into any Contract which, had such Contract been entered into prior to the date hereof, would qualify as a Material Contract;

(x) enter into, amend or modify any collective bargaining agreements;

(xi) authorize, undertake, or enter into any commitment with respect to, capital expenditure projects individually in excess of $50,000 or in the aggregate in excess of $200,000;

(xii) amend the articles of incorporation, as applicable, or by-laws or other governing documents of the Company or the Subsidiary;

(xiii) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Company or the Subsidiary (other than in connection with a Subsidiary Sale Transaction), or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;

(xiv) split, combine or reclassify any shares of the capital stock of the Company or the Subsidiary, retire, redeem or otherwise acquire any shares of the capital stock of the Company or the Subsidiary (except in connection with the repurchase of shares of John Sweeney pursuant to the Stock Repurchase Agreement, dated October 17, 2007, or declare, set aside or make any dividend or distributions of cash or other property in respect of the capital stock of the Company or the Subsidiary, or agree to do any of the foregoing;

(xv) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by Section 4.13 (or substantially equivalent replacement coverage) as being maintained by the Company or the Subsidiary;

(xvi) issue any communication to employees of the Company or the Subsidiary with respect to compensation, benefits or employment continuation or opportunity following the Closing, except as required by Law;

(xvii) enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement, other than in connection with a Subsidiary Sale Transaction;

(xviii) enter into any Contract which would require a consent thereunder with respect to the consummation of the transactions contemplated hereby;

(xix) enter into a voluntary recognition agreement or other Contract with, or otherwise voluntarily recognize, any employee association, labor union or other similar organization with respect to any employees of the Company or the Subsidiary; or

(xx) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Notification of Certain Matters. The Company, on the one hand, or Parent, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would result in the inability of any condition contained in Articles VIII or IX to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby, give detailed written notice thereof to Parent or Company, as the case may be, and each of the Company or Parent, as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. None of the disclosures pursuant to this Section 6.2 or investigations enabled or performed pursuant to Section 6.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.

6.3 Access. Subject to the terms of the Confidentiality Agreement, the Company shall afford Parent’s employees, auditors, legal counsel and other authorized representatives and advisors all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, Contracts, Books and Records, operations and business of the Company and the Subsidiary and to interview the employees and officers of the Company and the Subsidiary. The Company shall also permit Parent to meet with the Major Customers and other business partners of the Company and the Subsidiary to discuss the business conducted between the Company and the Subsidiary and such customers and business partners. At the request of Parent, the Company shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Parent and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Company, the Subsidiary and their respective businesses.

6.4 Standstill. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Company and each of the Principal Stockholders hereby agrees and shall cause the Company and the Subsidiary, and their respective directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, “Representatives”): (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any Business Combination involving or with respect to the Company or the Subsidiary; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than Parent or its Affiliates relating to any Business Combination involving or with respect to the Company or the Subsidiary, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Parent or its Representatives in connection with, or enter into any Contract or other agreement or understanding (whether binding or non-binding) or effect any transaction in connection with or with respect to, any proposed or actual Business Combination involving or with respect to the Company or the Subsidiary by any Person other than Parent or its Affiliates, provided, that the foregoing shall not apply to discussions, negotiations, proposals, offers or information furnished in connection with or with respect to the Subsidiary Offer Letter or a Subsidiary Sale Transaction. The Company or Principal Stockholders shall immediately notify any Person who contacts any Principal Stockholder, the Company or the Subsidiary with respect to any proposed Business Combination of the existence of this Agreement and notify Parent regarding any contact between any Principal Stockholder, the Company or the Subsidiary, or their respective Representatives, and any other Person regarding such proposed Business Combination.

6.5 Monthly Reports. As soon as reasonably practicable, but no later than 30 days after the end of each calendar month between the date of execution of this Agreement and the Closing Date, the Company shall provide to Parent an unaudited consolidated balance sheet of the Company as of the last day of such month, and the related unaudited consolidated statements of income and retained earnings (accumulated deficit) and cash flows for the month then ended, each of which shall be prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of operations of the Company for the month then ended and for the month covered thereby; provided, that the foregoing will be subject to normal year-end adjustments, which will not, individually or in the aggregate, be material, and need not accompanied by additional financial statements and footnotes required under GAAP.

6.6 Notice of Litigation. Promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Action against or with respect to the Company, the Subsidiary or any capital stock of the Company, the Company shall give detailed written notice thereof to Parent.

6.7 Fulfillment of Conditions to Parent’s Obligations. The Company agrees to use best efforts to effectuate the transactions contemplated hereby and to fulfill, or cause the fulfillment of, the conditions contained in Article VIII.

6.8 Fulfillment of Conditions to Company’s Obligations. Parent agrees, and agrees to cause Merger Sub, to use best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article IX.

6.9 Company Stockholder Approval.  The Company shall, through its Board of Directors, duly call, give notice of, convene and hold an extraordinary meeting of the Company Stockholders for the purpose of voting to approve the Merger, the execution, delivery and performance of this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement, and the other transactions contemplated hereby and thereby, and any additional resolutions necessary or appropriate to enable the Company to implement the same (the “Company Stockholder Approval”). The Company’s Board of Directors shall recommend that the Company Stockholders approve such matters, and shall use its commercially reasonable efforts to obtain the unanimous approval of the Company Stockholders with respect thereto. The Principal Stockholders hereby agree that, at any such meeting or in connection with any written consent of the Company Stockholders, they shall each vote (or cause to be voted) all shares of Company Common Stock owned or controlled (directly or indirectly) by them (i) in favor of the Merger, the execution, delivery and performance of this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement, and the other transactions contemplated hereby and thereby, and any additional resolutions necessary or appropriate to enable the Company to implement the same and (ii) against any action or agreement that would result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation under this Agreement or any other Transaction Document.

6.10 Governmental Consents. Each of Parent and the Company shall, as promptly as practicable following the execution and delivery of this Agreement make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required of them (including payment of any applicable fees) by any Governmental Authority in connection with the transactions contemplated hereby. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.10 to comply in all material respects with all applicable Laws. Each such party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby. Any and all filing fees attributable to the filings made pursuant to this Section 6.10 shall be borne by the party required to file.

6.11 Third Party Consents. The Company and Parent shall use their commercially reasonable efforts to obtain all consents from third parties which are required by the terms of any Contract or otherwise to be obtained in connection with the transactions contemplated hereby. Parent and the Company shall use their reasonable efforts to cooperate in obtaining any such consents, so long as neither Parent nor the Company is required to make any payments with respect to consents required to be obtained by the other.

6.12 Publicity. Prior to the Effective Time, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law (including, without limitation, the Private Placement Memorandum and any filings made with the SEC prior to or after the Closing in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

ARTICLE VII.

OTHER AGREEMENTS OF THE PARTIES

7.1 Confidentiality.

(a) Each Principal Stockholder agrees to hold confidential in accordance with commercial business practice all Confidential Information obtained in the course of his or her ownership of shares or participation in the ownership of the Company or otherwise which is non-public, confidential or proprietary in nature.

(b) Each Principal Stockholder agrees that subject to any requirement of Law, such Principal Stockholder will keep such Confidential Information confidential and will not, without the prior written consent of Parent, be disclosed by such Principal Stockholder to any Person. Each Principal Stockholder agrees that Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 7.1. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.1 by any Principal Stockholder but shall be in addition to all other remedies available at Law or equity. It is further understood and agreed that failure or delay by Parent in exercising any right, power or privilege under this Section 7.1 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this Agreement. Each Principal Stockholder hereby waives any requirement that Parent post a bond in connection with any claim for equitable relief.

7.2 Further Assurances. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.

7.3 Conveyance Taxes. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, or other similar fees or Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing Date. All such fees or Taxes will be paid by the party bearing the legal responsibility for such payment.

7.4 Other Related Transactions. The Parent shall use its commercially reasonable efforts to complete the Private Placement on or before the Closing and, upon request of the Company, shall update the Company and the Principal Stockholders of significant developments with respect thereto.

7.5 Pre-Closing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”), and shall pay or (not later than three business days before the due date) reimburse the Company for all Taxes shown thereon except to the extent such Taxes were included as current liabilities (excluding any reserve for deferred Taxes established for timing differences between book and Tax income) in the Fiscal 2007 Audited Financial Statements. Any such Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in applicable Law.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligation of Parent and Merger Sub to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent, in its sole discretion:

8.1 Representations and Warranties. Each representation and warranty contained in Article IV which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by the Company and the Principal Stockholders which address matters only as of a particular date shall remain true and correct as of such date, and except that any representations and warranties made by the Company and the Principal Stockholders which cease to be true and correct as a result of the consummation of a Subsidiary Sale Transaction shall not be deemed to result in the failure of the Company or the Principal Stockholders to satisfy the requirements of this Section 8.1.

8.2 Performance. The Company and Principal Stockholders shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and the Principal Stockholders prior to or at the Closing Time.

8.3 No Material Adverse Effect. Between the date of the execution of this Agreement and the Closing Date, the Company and the Subsidiary shall not have suffered a Material Adverse Effect. Without limiting the generality of the foregoing, and in addition thereto, between the date of the execution of the execution of this Agreement and the Closing Date, the Company shall not have suffered (a) the loss of one or more Key Employees, including any Employee primarily responsible for the Company’s business relationship with any of its six largest Major Customers, (b) a material increase in liabilities, (c) a material increase in the amount of Accounts Receivable which remain uncollected by the Company at least 90 days after the date on which payment was due, (d) a material increase in the amount of trade payables which remain unpaid by the Company at least 90 days after the date on which payment was due or (e) the termination of the Company’s services with respect to a Key Client.

8.4 Certificates. Parent shall have received (a) a certificate of an executive officer of the Company certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2, and 8.3; (b) a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date, setting forth the resolutions of the Board of Directors of the Company adopting and approving this Agreement and all other documents contemplated hereby and thereby and authorizing the transactions hereby and thereby contemplated; and (c) such other evidence with respect to the fulfillment of said conditions as Parent may reasonably request.

8.5 No Injunction. There shall not be pending, threatened or in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against (i) the consummation of the transactions contemplated hereby, or (ii) the right of the Company or the Subsidiary to operate their respective businesses after Closing on substantially the same basis as currently operated.

8.6 Government Approvals. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby.

8.7 Merger. The California Certificate shall have been executed and delivered by the Company to Parent.

8.8 Third Party Consents. The Company shall have obtained and delivered to Parent all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Company in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent, including, without limitation, the Company Stockholder Approval.

8.9 Resignations. Parent shall have received the written resignations of all directors of the Company, effective as of the Closing Time.

8.10 Releases. The Company and each of the Company Stockholders shall have executed and delivered to Parent a general release with respect to events occurring prior to the Closing (each, a “Release”) in substantially the form of Exhibit 4.

8.11 Liens. Evidence shall have been provided to Parent, satisfactory to Parent, of the release and discharge of any Liens specified in the Company Disclosure Letter in respect of Section 4.8.

8.12 Change in the Law. Since the date of this Agreement, no Law, proposed Law, any change in any Law or the interpretation or enforcement of any Law shall have been introduced, enacted or announced, the effect of which could be to prevent Parent from completing the transactions contemplated in this Agreement, or to prevent the operation or materially increase the cost to the Company of operating its business.

8.13 Escrow Agreements. The Company and the Escrow Agent shall have executed and delivered the Revenue Escrow Agreement, dated as of the Closing Date (the “Revenue Escrow Agreement”), substantially in the form attached hereto as Exhibit 6 and the Client Escrow Agreement, dated as of the Closing Date (the “Client Escrow Agreement”), substantially in the form attached thereto as Exhibit 7.

8.14 Consulting Agreement. John Sweeney and the Company shall have executed and delivered the Consulting Agreement, dated as of the Closing Date (the “Consulting Agreement”), in the form attached hereto as Exhibit 5.

8.15 Noncompetition Agreements. Each Company Stockholder shall have executed and delivered a Noncompetition Agreement, dated as of the Closing Date (the “Noncompetition Agreement”), in the form attached hereto as Exhibit 8.

8.16 Shareholder Agreement. The Shareholder Agreement, dated as of February 1, 1994, and amended as of June 30, 2006, by and among the Company Stockholders shall have terminated.

8.17 Certificates and Instruments of Conveyance. The Company shall have obtained from the Company Stockholders and delivered to Parent original Certificates representing all of the outstanding capital stock of the Company, other than certificates representing potentially Dissenting Shares or lost certificates, accompanied by all Transfer Documents and stock powers duly executed in blank by each of such non-dissenting Company Stockholders, with all necessary stock transfer and documentary stamps attached.

8.18 Investment Representation Letter. Each Company Stockholder shall have executed and delivered to Parent an Investment Representation Letter, dated as of the Closing Date (the “Investment Representation Letter”), in the form attached hereto as Exhibit 9.

8.19 Employment Agreements. Each Key Employee shall have executed and delivered an Employment Agreement, dated as of the Closing Date (each, an “Employment Agreement”), substantially in the form attached hereto as Exhibit 10.

8.20 Indebtedness. Neither the Company nor the Subsidiary shall have any obligation with respect to any outstanding Indebtedness with respect to borrowed money or any line of credit (or similar arrangements), or any guarantee with respect thereto, as of the Closing Date.

8.21 Financing. Subject to Section 2.3(c), Parent shall have completed the Private Placement and obtained financing with respect to the cash portion of the Merger Consideration, from one or more third party sources of financing, and on terms, which are reasonably acceptable to Parent.

8.22 Good Standing. Parent shall have received good standing certificates or certificates of compliance, where recognized, relating to the Company and the Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate official of the respective jurisdictions of incorporation or organization, as the case may be, together with like certificates with respect to each jurisdiction in which the Company or the Subsidiary carries on business as listed in the Company Disclosure Letter in respect of Section 4.1.

8.23 Insurance. The provider of the Company’s directors and officers insurance coverage shall have agreed to provide coverage with respect to any claims outstanding on the Closing Date, and the Company’s liability exposure with respect to such claims (as determined by Parent in its reasonable discretion) shall not exceed the applicable deductible with respect to such coverage.

8.24 Company Benefit Plans. Except as set forth in sections 4.22(c)(viii) and (d) and the related Company Disclosure Schedule, the Company shall have no projected liability exposure under its defined benefit plan.

8.25 Opinion of Counsel. The Company shall cause to be delivered to Parent an opinion of counsel for the Company, substantially in the form attached hereto as Exhibit 12.

ARTICLE IX.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company:

9.1 Representations and Warranties. Each representation and warranty contained in Article V which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Parent which address matters only as of a particular date shall remain true and correct as of such date.

9.2 Performance. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub prior to or at the Closing Time.

9.3 Certificates. The Company shall have received (a) a certificate of an executive officer of Parent, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2; (b) a certificate of the Secretary of each of Parent and Merger Sub, dated the Closing Date, setting forth the resolutions of the Board of Directors of Parent and Merger Sub approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated; and (c) such other evidence with respect to the fulfillment of any of said conditions as the Company may reasonably request.

9.4 No Injunction. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby.

9.5 Government Approvals. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby.

9.6 Third Party Consents. Parent shall have obtained and delivered to the Company any written consents, approvals, waivers, notices or similar authorizations required to be obtained by Parent or Merger Sub in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Company.

9.7 Merger Consideration. Parent shall have paid the Cash Consideration (less the Client Escrow Amount and the Revenue Escrow Amount) and issued the Stock Consideration to the Company Stockholders in the amounts set forth on Exhibit 3, and shall have delivered the Revenue Escrow Amount and the Client Escrow Amount (and/or the Escrow Note) to the Escrow Agent in accordance with the terms of the Revenue Escrow Agreement and the Client Escrow Agreement, respectively.

9.8 Good Standing. Company shall have received short-form good standing certificates, or certificates of compliance relating to Parent and Merger Sub, dated within five Business Days of the Closing Date, issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of California, respectively.

ARTICLE X

.INDEMNIFICATION

10.1 Survival. All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 8.4 or 9.3 hereof) by the parties to this Agreement and their respective obligations, covenants and agreements to be performed pursuant to the terms hereof, shall survive the Closing Time for a period of two years, provided that (i) the representations and warranties set forth in Section 4.22 shall survive for a period of four years and (ii) the representations and warranties set forth in Section 4.17 shall survive until expiration of applicable federal and state statutes of limitations. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Parent or the Stockholders’ Representative, as the case may be, in writing pursuant to this Agreement prior to the end of the survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.

10.2 Indemnification by Company Stockholders. Each Company Stockholder shall indemnify and hold harmless each Parent Group Member from and against any and all Damages incurred by such Parent Group Member arising directly or indirectly from or in connection with:

(a) any breach or failure by the Company or any Principal Stockholder to perform any of their respective covenants or other obligations contained in this Agreement;

(b) any breach of any representation or warranty of the Company or any Principal Stockholder contained in this Agreement;

(c) any and all Taxes of the Company for taxable periods or portions thereof ending on or before the Closing Date, to the extent that such Taxes exceed Taxes which are included as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Interim Financial Statements; and

(d) The claim made by the Western Conference of Teamsters Group Legal Services Fund based on claims processing errors that has been referred for defense to the San Francisco, California law firm of Trucker-Huss by the Company’s Errors & Omission carrier, Chubb Insurance Company, to the extent damages exceed the policy deductible; and

(e) The UFCW Claim, to the extent in excess of $40,000.

10.3 Indemnification by Parent. Parent will indemnify and hold harmless each Company Group Member from and against and shall pay to the relevant Company Group Member the amount of any and all Damages incurred by such Company Group Member arising directly or indirectly from or in connection with:

(a) any failure by Parent or Merger Sub to perform any of their covenants or other obligations in this Agreement; and

(b) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement.

10.4 Limitations on Indemnification; Escrow Amounts.

(a) Notwithstanding the other provisions of this Article X, (i) no Parent Group Member shall be entitled to be indemnified pursuant to Sections 10.2(b), and no Company Group Member shall be entitled to be indemnified pursuant to Sections 10.3(b) unless and until the Damages incurred by Parent Group Member or Company Group Members, respectively, shall exceed an aggregate of $100,000 for all claims thereunder (the “Threshold”), and upon exceeding such aggregate amount, the Parent Group Members or Company Group Members, respectively, shall be entitled to be indemnified for all Damages (including all Damages below such amount); (ii) no Company Stockholder (other than a Principal Stockholder) shall be required to make any indemnification payment pursuant to Section 10.2 in an aggregate amount greater than such Company Stockholder’s pro rata portion of the Revenue Escrow Amount and the Client Escrow Amount (and upon depletion of such amounts, no Company Stockholder (other than a Principal Stockholder) shall be required to make any additional indemnification payments under Section 10.2 hereof), (iii) no Principal Stockholder shall be required to make any indemnification payment pursuant to Section 10.2(b) in an aggregate amount greater than that amount which is equal to fifty percent (50%) of the total Merger Consideration allocated to the Principal Stockholders in connection with the Merger, as set forth on Exhibit 3 hereof (the “Cap”), and (iv) Parent shall not be required to make any indemnification payment pursuant to Section 10.3(b) in aggregate amount greater than $5,300,000, provided, however, that Parent Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Threshold or the Cap, incurred as a result of any breach of the representations and warranties set forth in Sections 4.17 and 4.22. Notwithstanding any provisions to the contrary contained in the Agreement, each Principal Stockholder shall only be liable pursuant to Section 10.2 of the Agreement for the following percentage of any and all Damages incurred by each Parent Group Member: John Sweeney - 23.076%, Tom Weston - 19.228%, David Krier - 3.793%, Michael Schumacher - 6.638%, Robert Glaza - 3.790%, Peter Herrling - 3.790%, James Vernor - 3.793% and Michael McCormick - 6.638%.

(b) In addition to the Parent Group Members’ other rights and remedies, in the event that a Parent Group Member suffers Damages for which such Parent Group Member is entitled to indemnification hereunder, such Parent Group Member shall have the right (exercisable at its sole discretion) to demand payment of such Damages from the Revenue Escrow Amount and/or the Client Escrow Amount, subject to and in accordance with the terms and conditions of the Revenue Escrow Agreement and the Client Escrow Agreement, respectively.

10.5 Interest. Any amount required to be paid pursuant to the indemnities set forth in this Article X shall bear interest at the rate of interest from time to time equal to the rate at which interest is earned by the funds held pursuant to the Revenue Escrow Agreement and the Client Escrow Agreement, accruing on a daily basis from the date on which a demand for payment is made in accordance with this Agreement until payment in full.

10.6 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Merger Consideration for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

10.7 Notice of Claims. Any Parent Group Member or Company Group Member seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

10.8 Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 20 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, or if the Indemnitor gives such notice but fails to prosecute such Action to the reasonable satisfaction of the Indemnitee, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Action, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that (x) the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor, and (y) the Indemnitee may not compromise or settle such Action without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), unless (i) the sole relief provided is monetary Damages, and (ii) such settlement includes an unconditional release in favor of the Indemnitor by the third-party claimant from all liability with respect to such claim (other than liability for payment of any amounts in connection with such settlement). If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 10.8, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Action by all appropriate proceedings (which proceedings will be prosecuted by the Indemnitor to the reasonable satisfaction of the Indemnitee), with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their commercially reasonable efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

10.9 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Company or any Principal Stockholder contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy of inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Parent to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

ARTICLE XI.

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Parent and the Company; or

(b) by Parent, if there has been (i) a material breach by the Company or any Principal Stockholder of their representations and warranties contained in this Agreement or (ii) a material violation by the Company or any Principal Stockholder of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to the Company, and such violation or breach shall not have been cured within ten days of receipt of such notice; or

(c) the Company, if there has been (i) a material breach by Parent or Merger Sub of their representations and warranties contained in this Agreement or (ii) a material violation by Parent or Merger Sub of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to Parent and such violation or breach shall not have been cured within ten days of receipt of such notice; or

(d) by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred by January 31, 2008 (unless the Closing shall have not occurred on or before such date due to a material breach of the representations and warranties or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).

11.2 Effects of Termination. In the event of a termination of this Agreement pursuant to this Article XI (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article XI shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto. Notwithstanding the foregoing, (i) in the event that the Company terminates this Agreement other than in accordance with Section 11.1, in addition to any other remedies available to Parent, the Company shall reimburse Parent for all auditors’ fees and expenses incurred by or on behalf of Parent in connection with the Agreement, the Private Placement and the transactions contemplated hereby and thereby, (ii) in the event that Parent terminates this Agreement as a result of the Company’s failure to satisfy the requirements of Section 8.3, the Company shall reimburse Parent for all attorneys’ fees and expenses incurred by or on behalf of Parent in connection with the Agreement, the Private Placement and the transactions contemplated hereby and thereby and (iii) in the event that the Parent terminates this Agreement other than in accordance with Section 11.1, in addition to any other remedies available to Company, Parent shall reimburse the Company for all attorneys’ fees and expenses (up to a maximum of $75,000) incurred by or on behalf of the Company in connection with the Agreement and the transactions contemplated hereby.

ARTICLE XII.

MISCELLANEOUS

12.1 Expenses of the Transaction. Each of the parties hereto agrees to pay such party’s own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, provided that, the Company Stockholders shall be responsible for (i) all legal fees charged by Company counsel in connection with the Merger which exceed $100,000 (provided further, that such limitation shall not apply to legal fees paid in connection with a Subsidiary Sale Transaction), and such excess (if any) shall be deducted on a pro rata basis from the Cash Consideration paid to each Company Stockholder at the Closing and (ii) all fees and expenses of BKR International Mergers & Acquisitions Group, LLC, provided, that such fees and expenses shall be deducted on a pro rata basis from the Cash Consideration paid to each Company Stockholder at the Closing and upon termination of the Revenue Escrow Agreement and the Client Escrow Agreement.

12.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

If to Parent or Merger Sub to:

United Benefits & Pension Services, Inc.
345 Governor’s Lane
Fairfield, CT 06824
Attention: Richard Stierwalt
Facsimile: (203) 254-0069
Telephone: (203) 254-0071

with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Howard S. Jacobs, Esq. and
Wayne A. Wald, Esq.
Facsimile: (212) 940-8776
Telephone: (212) 940-8508

If to Company or any Principal Stockholders to:

Associated Third Party Administrators
1640 South Loop Road
Alameda, CA 94502
Attention: David Krier
Facsimile: (510) 337-3060
Telephone: (510) 337-3370

with copies to:

Shapiro Buchman Provine Patton LLP
1333 N. California Boulevard, Suite 350
Walnut Creek, CA 94596
Attention: John W. Carr, Esq.
Robert W. Shapiro, Esq.
Facsimile:       (925) 944-9701
Telephone:    (925) 944-9700

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

12.3 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

12.4 Entire Agreement. This Agreement and the documents and instruments referred to herein, together with the Appendices and Exhibits hereto, set forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

12.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Principal Stockholders shall be permitted to freely assign their respective rights under this Agreement. The Principal Stockholders shall not be permitted to delegate their respective duties under this Agreement without the prior written consent of Parent, which shall not be unreasonably withheld. Parent shall be permitted to freely assign its rights under this Agreement. Parent shall not be permitted to delegate its duties under this Agreement without the prior written consent of Stockholders’ Representative.

12.7 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof; provided, however that the Merger shall be governed by the laws of the State of California.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

12.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by Parent and Merger Sub, on the one hand, or the Company and Principal Stockholders, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.

12.9 Headings; References. The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit or Appendix hereto) or in the Company Disclosure Letter or in the Parent Disclosure Letter to a “Section,” “Article,” or “Exhibit” shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

12.10 Interpretation. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its predecessors and permitted successors and assigns.

12.11 No Third Party Beneficiaries; No Provision Hereof Shall Be Construed to Amend Company Plans. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No provision of this Agreement shall be construed as amending any Company Plan and any provisions hereof regarding Company Plans shall not become effective unless and until the Company’s Board of Directors or any other entity overseeing such Company Plan takes such action as it deems necessary and appropriate to implement such provisions. Neither the approval of this Agreement by the Company’s Board of Directors or any other entity, nor the execution of this Agreement by an officer or director of the Company, shall constitute the required action.

12.12 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The parties hereto agree that this Agreement or document, certificate or instrument ancillary hereto may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other parties with a copy of such Agreement, document, certificate or instrument bearing original signatures forthwith upon demand by the other parties.

12.13 Stockholders’ Representative. The Company Stockholders have designated Tom Weston (the “Stockholders’ Representative”) as their agent and attorney-in-fact for the Company Stockholders under this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement, and have authorized the Stockholders’ Representative to negotiate on behalf of and to bind the Company Stockholders in connection with the determination of Fiscal 2008 Adjusted Revenues pursuant to Section 2.4 and as otherwise specified in this Agreement, the Revenue Escrow Agreement and the Client Escrow Agreement. The agency created hereby shall be deemed irrevocable and coupled with an interest, Parent shall be entitled to rely upon the powers granted herein with respect to any matter relating to this Agreement, and any question that may arise concerning the power or authority of Stockholders’ Representative to act for each Company Stockholder shall be interpreted and construed in favor of the authority of the Stockholders’ Representative. The Stockholders’ Representative may be replaced by a successor representative only by notice to the Parent signed by a majority in interest of the Company Stockholders, which successor shall be reasonably acceptable to Parent.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

UNITED BENEFITS & PENSION SERVICES, INC.

By:	/s/ Richard E. Stierwalt
Name: Richard E. Stierwalt
Title: President

UBPS ACQUISITION SUB, INC.

By:	/s/ Richard E. Stierwalt
Name:Richard E. Stierwalt
Title: President

ASSOCIATED THIRD PARTY ADMINISTRATORS

By:	/s/ Tom Weston
Name:
Title:

PRINCIPAL STOCKHOLDERS

/s/ John Sweeney
JOHN SWEENEY

/s/ Tom Weston
TOM WESTON

/s/ David Krier
DAVID KRIER

/s/ Michael Schumacher
MICHAEL SCHUMACHER

/s/ Robert Glaza
ROBERT GLAZA

/s/ Peter Herrling
PETER HERRLING

/s/ James Vernor
JAMES VERNOR

/s/ Michael McCormick
MICHAEL McCORMICK

APPENDIX A

DEFINITIONS

Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

“Accounting Firm” has the meaning ascribed to such term in Section 2.4 (c).

“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company or the Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Company or the Subsidiary; (ii) all other accounts or notes receivable of the Company and the Subsidiary and the full benefit of all security for such accounts or notes; and (iii) any Action, remedy or other right related to any of the foregoing.

“Action” shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, assessment, case, examination, executive action, filing, information request, inquiry, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.

“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble hereto and includes this Appendix A and any other Appendices hereto.

“Audited Financial Statements” has the meaning ascribed to such term in Section 4.15(a).

“Books and Records” shall mean all books of account, tax returns and other tax records, personnel records, historic documents relating to Company Plans, sales and purchase records, production reports and records, and all other documents, files, correspondence and other information of the Company or the Subsidiary (whether in written, electronic or other form).

“Business Combination” shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of any portion of such Person’s assets.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York.

“California Certificate” has the meaning ascribed to such term in Section 1.2.

“California Law” has the meaning set forth in the Recitals hereto.

“Cap” has the meaning ascribed to such term in Section 10.4(a).

“Cash Consideration” has the meaning ascribed to such term in Section 2.3(b).

“Certificate” has the meaning ascribed to such term in Section 2.1(a).

“Claim Notice” has the meaning ascribed to such term in Section 10.7.

“Client Escrow Amount” shall mean $2,500,000.

“Client Escrow Agreement” has the meaning ascribed to such term in Section 8.13.

“Closing” has the meaning ascribed to such term in Section 1.2.

“Closing Date” has the meaning ascribed to such term in Section 1.2.

“Closing Time” has the meaning ascribed to such term in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Recitals hereto.

“Company Common Stock” shall mean the common stock, no par value, of the Company.

“Company Disclosure Letter” shall mean that certain letter dated the date hereof and executed and delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement, qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.

“Company Group Member” shall mean the Company, the Subsidiary, the Company Stockholders and their respective Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

“Company Intellectual Property” has the meaning ascribed to such term in Section 4.12(b).

“Company Plans” has the meaning ascribed to such term in Section 4.22(a).

“Company Property” has the meaning ascribed to such term in Section 4.9(a).

“Company Stockholders” has the meaning ascribed to such term in the Recitals hereto.

“Company Stockholder Approval” has the meaning ascribed to such term in Section 6.9.

“Company Tax” means any Tax, if and to the extent that the Company or the Subsidiary is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of the Company, the Subsidiary or any Company Tax.

“Confidential Information” shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the business of the Company or the Subsidiary, or any confidential or proprietary information concerning any supplier or customer of the Company or the Subsidiary, including, without limitation, to the extent not previously made public, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public, other than as a result of a disclosure by the receiving party or its directors, officers, stockholders, partners, Affiliates, employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party’s possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Company Stockholders, the Company or the Subsidiary or any of their advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or the Subsidiary or any other party; (v) information which is reasonably necessary for the purpose of the disclosing party asserting its rights in a dispute among the parties hereunder; or (vi) information reasonably related to any Tax Returns or similar matters required to be prepared by the disclosing party or any of their representatives and filed with any Governmental Authority, provided, that, with respect to Confidential Information disclosed as a result of or in connection with clauses (v) and (vi) herein, the disclosing party shall provide the non-disclosing party with prompt written notice of such anticipated disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy in connection with such disclosure, and if such protective order or other remedy is not obtained, the disclosing party hereby agrees to furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information .

“Confidentiality Agreement” means that certain confidentiality agreement, dated August 15, 2006 by Parent and the Company.

“Consulting Agreement” has the meaning ascribed to such term in Section 8.15

“Contracts” shall mean all legally binding leases, including, without limitation, Real Property Leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, subcontracts, arrangements, commitments and understandings of any kind, whether written or oral, to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of the assets of the Company or the Subsidiary may be bound, and all rights arising under any of them, provided that “Contracts” shall not include any purchase order (whether with a customer or vendor) or commercial sales agreement arising in the ordinary course of business.

“Controlled Group” has the meaning ascribed to such term in Section 4.22(c).

“Dissenting Shares” has the meaning ascribed to such term in Section 2.7.

“Damages” shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs, whether or not involving a third party claim.

“Effective Time” has the meaning ascribed to such term in Section 1.2.

“Employees” has the meaning ascribed to such term in Section 4.10(c).

“Employment Agreement” has the meaning ascribed to such term in Section 8.20

“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” shall mean any condition with respect to the Environment on or off any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages, including, without limitation, any condition resulting from the operation of the business of the Company or the Subsidiary or the operation of the business of any subtenant or occupant of any Facility or that of other property owners or operators in the vicinity of any Facility or any activity or operation formerly conducted by any person or entity on or off such Facility.

“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, and the Clean Air Act of 1990.

“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Note” has the meaning ascribed to such term in Section 2.3(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

“Facility” shall mean any facility that is now or has heretofore been owned, leased or used by the Company or the Subsidiary.

“Fiscal 2007 Audited Financial Statements” has the meaning ascribed to such term in Section 4.15(a).

“Fiscal 2008 Revenues” has the meaning ascribed to such term in Section 2.4(a).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean:

(i) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi-governmental organization,

(ii) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, without limitation, any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax-related matter), or

(iii) any Person acting for or on behalf of any of the foregoing.

“Governmental Permits” shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(iv) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

(v) which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;

(vi) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;
(vii) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

(viii) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(ix) which contains or emits radioactive particles, waves or materials, including radon gas.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, or (ii) evidenced by notes, bonds, debentures or similar instruments, or (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) under capital leases or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnitee” has the meaning ascribed to such term in Section 10.7.

“Indemnitor” has the meaning ascribed to such term in Section 10.7.

“Intellectual Property” has the meaning ascribed to such term in Section 4.12(a).

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.15(b).

“Investment Representation Letter” has the meaning ascribed to such term in Section 8.19.

“Key Client” has the meaning ascribed to such term in Section 2.5(b).

“Key Employees” shall mean David Krier, Michael Schumacher, Robert Glaza, Peter Herrling, James Vernor, Michael McCormick, Kristen Brooks, Joe Ehrbar, Doug Matook, Russ O’Brien, Marcy Sanchez, Thomas Springer, Judi Wilson, John Holback, Debra Elkins-Santi, Peter Santillan, Greg Trento, Sandra Snyder and Pati Piro-Bosley.

“Knowledge” shall mean, with respect to the Company, (a) the actual knowledge, after due inquiry and reasonable investigation, of the officers and directors of the Company and the Subsidiary and (b) such knowledge that such officers and directors should reasonably be expected to have as a result of the diligent discharge of their respective duties and responsibilities for the Company and/or the Subsidiary, provided, that for the purposes of this definition, “officers” shall refer to officers of the Company with a title of Senior Vice President or greater seniority.

“Law” shall mean any constitution, law, treaty, compact, directive, ordinance, principle of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, international, state, provincial, territorial and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

“Licensed Intellectual Property” has the meaning ascribed to such term in Section 4.12(c).

“Liens” shall mean all mortgages, charges, pledges, liens, security interests, conditional sale agreements, encumbrances or similar restrictions.

“Major Customers” has the meaning ascribed to such term in Section 4.27.

“Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company.

“Material Contract” has the meaning ascribed to such term in Section 4.11(a).

“Merger” has the meaning ascribed to such term in the Recitals hereto.

"Merger Consideration" has the meaning ascribed to such term in Section 2.3(b).

“Multiemployer Plan” has the meaning ascribed to such term in Section 4.22(b).

“Merger Sub” has the meaning ascribed to such term in the Preamble hereto.

“Noncompetition Agreement” has the meaning ascribed to such term in Section 8.16

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.4(b).

“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Parent” has the meaning ascribed to such term in the Preamble hereto.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” shall mean that certain letter dated the date hereof and executed and delivered by Parent and Merger Sub to the Company simultaneously with the execution and delivery of this Agreement qualifying the representations and warranties contained in Article IV on a clause-by-clause basis in an appropriately cross-referenced manner.

“Parent Group Member” shall mean each of Parent, its Affiliates (including the Surviving Corporation) and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

“PBGC” has the meaning ascribed to such term in Section 4.22(d).

“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, vendors, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due.

“Person” shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.

“Private Placement” shall mean the private offering by Parent of (a) units, each consisting of (i) shares of Parent Common Stock and (ii) warrants to acquire shares of Parent Common Stock, for minimum gross proceeds of $5,250,000 and maximum gross proceeds of $12,000,000 (the “Equity Offering”), and (b) 15% senior secured notes in the principal amount of $8,000,000 (the "Debt Offering").

“Private Placement Memorandum” shall mean the Confidential Private Placement Memorandum dated November 5, 2007 (and all exhibits and attachments thereto) relating the Equity Offering portion of the Private Placement, together with all amendments and supplements thereto.

“Qualified Plan” has the meaning ascribed to such term in Section 4.22(c)(ii).

“Real Property Lease” has the meaning ascribed to such term in Section 4.9(a).

“Release” shall have the meaning ascribed to such term in Section 8.10.

“Representatives” shall have the meaning ascribed to such term in Section 6.4.

“Revenue Escrow Amount” shall mean $1,000,000.

“Revenue Escrow Agreement” has the meaning ascribed to such term in Section 8.13.

“SEC” shall mean the United States Securities and Exchange Commission.

“Stock Consideration” has the meaning ascribed to such term in Section 2.3(b).

“Stockholders’ Representative” has the meaning ascribed to such term in Section 12.13.

“Subject Unions” has the meaning ascribed to such term in Section 2.5(c).

“Subsidiary” has the meaning ascribed to such term in Section 4.2(a).

“Subsidiary Offer Letter” means that certain letter, dated May 1, 2007, from Information Concepts, Inc. to the Company with respect to the sale of an 80% interest in the Subsidiary to Information Concepts, Inc.

“Subsidiary Sale Transaction” shall mean the sale, assignment or other disposition of all or substantially all of the assets of the Subsidiary on terms, and pursuant to definitive agreements, reasonably acceptable to Parent.

“Surviving Corporation” has the meaning ascribed to such term in Section 1.1.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable Law, together with any interest, penalties or any other additions or increases.

“Threshold” has the meaning ascribed to such term in Section 10.4(a).

“Transfer Documents” has the meaning ascribed to such term in Section 2.1(a).

“UFCW Claim” means the Claim asserted by Northern California UFCW Wholesale Health & Welfare Trust Fund that the Company allegedly failed to properly implement retiree self-pay rate and COBRA rate increases. The Trust Fund has claimed that it was damaged by $262,152 plus $24 in premiums for each non-bargained retiree.

“Violation” or “Violations” has the meaning ascribed to such term in Section 4.9(h).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 6.01(b)(2) of Regulation S-K.  Such schedules and exhibits are listed and described in the Agreement and Plan of Merger.  The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Commission upon request.)

Exhibit 1

California Certificate

Exhibit 2

Lost Certificate Affidavit

Exhibit 3

Allocation of Merger Consideration

Exhibit 4

Release

Exhibit 5

Consulting Agreement

Exhibit 6

Revenue Escrow Agreement

Exhibit 7

Client Escrow Agreement

Exhibit 8

Noncompetition Agreement

Exhibit 9

Investment Representation Letter

Exhibit 10

Employment Agreement

Exhibit 11

Total Cost Per Hour Calculation

Exhibit 12

Form of Legal Opinion